As filed with the Securities and Exchange Commission on November 9, 2012

Registration No. 333-174818

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SOFTECH, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	7373	04-2453033
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

SofTech, Inc.

59 Lowes Way, Suite 401

Lowell, MA 01851

978-513-2700

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Joseph P. Mullaney

President & Chief Executive Officer
SofTech, Inc.

59 Lowes Way, Suite 401

Lowell, MA 01851

978-513-2700

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Matthew J. Gardella, Esq.

Edwards Wildman Palmer LLP

111 Huntington Avenue

Boston, Massachusetts 02199

617-239-0100

Approximate date of commencement of proposed sale to the public:  From time to time, at the discretion of the selling shareholders, after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of SofTech, Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on December 28, 2011, is being filed pursuant to the undertakings in Item 17 of the Registration Statement to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2012, that was filed with the SEC  on August 29, 2012.  We have also included information with respect to the quarter ended August 31, 2012, that was subject of a Form 10-Q filing made on October 15, 2012.

The information included in this filing amends this Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2012
PROSPECTUS

SofTech, Inc.
384,588 shares of Common Stock
_______________________

This prospectus relates to the sale from time to time of up to 384,588 shares of our common stock, par value $.10 per share, by the selling shareholders named in this prospectus in the section entitled “Selling Shareholders,” including their donees, pledgees, assignees, transferees and other successors-in-interest, whom we refer to in this prospectus as the “Selling Shareholders.”

The Selling Shareholders may, but are not required to, sell their shares of our common stock in a number of different ways and at varying prices as determined by the prevailing market price for shares or in negotiated transactions. See “PLAN OF DISTRIBUTION” for a description of how the Selling Shareholders may dispose of the shares covered by this prospectus. We do not know when or in what amount the Selling Shareholders may offer the shares for sale.

We will not receive any of the proceeds from the sale of our shares by the Selling Shareholders pursuant to this prospectus. We have agreed to pay certain expenses related to the registration of the offer and sale of the shares of common stock pursuant to the registration statement containing this prospectus.

The Selling Shareholders will offer their respective shares at a fixed price of $5.00 per share until our shares of common stock are quoted on the Over-the-Counter Bulletin Board or an exchange, and thereafter, at prevailing market prices or privately negotiated prices.  Our common stock is quoted under the symbol “SOFT.” On October 30, 2012, the last quoted sale price for our common stock as reported was $3.11 per share.

As of October 30, 2012, three of the four members of our board of directors owned approximately 24% of our outstanding shares. In addition, Greenleaf Capital, Inc. (“Greenleaf”), which currently owns 264,411 shares of common stock, or 27.3% of our shares currently outstanding, has agreed to vote all of its and its affiliates’ shares (including any shares subsequently acquired by Greenleaf) in accordance with the recommendations of our board of directors for a three year period ending on March 8, 2014.

Investing in our common stock involves certain risks. See “RISK FACTORS” beginning on page 2 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________________

The date of this prospectus is ______________, 2012

TABLE OF CONTENTS

Page

Prospectus Summary

1

Risk Factors

2

Forward Looking Statements

8

Use of Proceeds

8

Selling Shareholders

9

Plan of Distribution

10

Description of Capital Stock

11

Business

14

Properties

16

Legal Proceedings

16

Market for our Common Stock and Related Shareholder Matters

17

Management’s Discussion and Analysis of Financial Condition and Results of Operations

18

Changes in and Disagreements with Accountants on Accounting and Disclosure

31

Management

32

Executive Compensation

34

Security Ownership of Certain Beneficial Owners and Management

36

Certain Relationships and Related Transactions

37

Legal Matters

40

Experts

40

Where You Can Find Additional Information

40

___________________________________________________________________________________________________

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). This prospectus relates to 384,588 shares of our common stock that the Selling Shareholders named in this prospectus may sell from time to time. We will not receive any proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

References in this prospectus to the “Company,” “we,” “our,” and “us” refer to the registrant, SofTech, Inc., and its wholly owned subsidiaries.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state securities laws or that an exemption from registration is available.

You should rely only on the information contained in this prospectus or in any free writing prospectus we have prepared. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale of our common stock under this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

PROSPECTUS SUMMARY

The following is only a summary of some of the information contained in this prospectus. Accordingly, it is not complete and does not contain all of the information that you should consider before deciding to invest in our securities. Investing in our common stock involves risks. We urge you to read this entire prospectus carefully, including the “Risk Factors” section.

Company Overview

SofTech, Inc. (the “Company”) was formed in Massachusetts on June 10, 1969. The Company is engaged in the development, marketing, distribution and support of computer software solutions that serve the Product Lifecycle Management (“PLM”) industry. These solutions include software technology offerings for computer aided design as well as product data/lifecycle management and collaboration technologies, all of which fit under the broadly defined PLM industry. The Company’s operations are organized geographically with offices in the U.S. and European sales and customer support offices in Germany and Italy. The Company also has resellers in Asia and Europe.

Since the Recapitalization Transaction described hereunder, the Company has also been actively engaged in acquiring and filing three new U.S. patents, evaluating alternatives for monetizing its existing patents and investigating the acquisition of specific patents already awarded that might enhance our value. It is expected that this kind of activity will become an increasing area of focus and investment over the coming years.

The consolidated financial statements of the Company include the accounts of SofTech, Inc. and its wholly-owned subsidiaries, Information Decisions, Inc. (“IDI”), Workgroup Technology Corporation (“WTC”), SofTech, GmbH and SofTech, Srl. All significant intercompany accounts and transactions have been eliminated in consolidation.

Recapitalization Transaction

In March 2011, a transaction was completed (the “Recapitalization Transaction”) in which the Company:

•

issued an aggregate of 384,588 shares of common stock for an aggregate purchase price of $421,765, in a private placement transaction to eight investors;

•

consummated a $2.9 million term loan and a $300,000 line of credit from One Conant Capital, LLC, a subsidiary of People’s United Bank; and

•

consummated an agreement with Greenleaf, the Company’s sole debt provider and largest shareholder at the time, whereby they accepted $2,750,000 in cash and a $250,000 subordinated note in complete settlement of the $10.6 million of indebtedness then due under its loan agreements with the Company.

Upon consummation of the Recapitalization Transaction, the board of directors and chief executive officer were replaced.

Resumption of Public Company Reporting Status

In December 2011, in connection with the effectiveness of our registration statement (333-174818), we became subject again to the public reporting requirements under the Exchange Act.

The Offering

The Selling Shareholders named in this prospectus may offer and sell, from time to time, up to 384,588 shares of our common stock that were originally purchased by the Selling Stockholders as part of the Recapitalization Transaction described above. We will not receive any of the proceeds of sales by the Selling Shareholders of any of the common stock covered by this prospectus.

RISK FACTORS

You should consider carefully the risks described under the “Risk Factors” section beginning on page 2 and elsewhere in this prospectus. These risks could materially and adversely impact our business, financial condition, operating results and cash flow, which could cause the trading price of our common stock to decline and could result in a partial or total loss of your investment.

An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below before making an investment decision. The risks described below are those which we consider material and of which we are currently aware. Our business, prospects, financial condition or operating results could be harmed by any of these risks. Furthermore, these factors represent risks and uncertainties that could cause actual results to differ materially from those implied by forward-looking statements. We refer you to our cautionary note regarding “Forward-Looking Statements,” which identifies the forward-looking statements in this prospectus. The trading price of our common stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our common stock, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes.

Risks Related to Our Business

Continued revenue declines in our product lines may have a material adverse impact upon our business and overall financial performance.

We offer two product lines, ProductCenter and CADRA.  We have experienced consolidated revenue declines in each of our last six fiscal years.

Our ProductCenter technology, which we acquired in 2003, manages the engineering data and electronic files of discrete parts designed in third party proprietary design technologies offered primarily by SolidWorks, Parametric Technology Corporation (“PTC”) and Autodesk. Revenue from our ProductCenter technology has been declining due to several factors. In July 2007, PTC informed us that it would not renew its partnership agreement with us when the agreement expired in January 2008.  We had been a member of the PTC partnership program for 12 years. The PTC partnership agreement, among other things, provided us with the right to distribute certain information that allowed for our technology to directly interface with PTC’s proprietary CAD tools. The non-renewal has essentially prevented us from marketing our ProductCenter solution to new customers that utilize PTC’s technology and has negatively impacted our product revenue from this technology offering.  In addition to the PTC partnership termination, ProductCenter revenues have been negatively affected by: (i) an increased number of competitive offerings in the marketplace, (ii) elongation of purchase decisions by customers of a technology that already has a long sales cycle, and (iii) uncertain economic conditions.

CADRA, which we acquired in 1998, is a 2D technology that was first introduced in the early 1980’s.  The 2D marketplace is dominated by AutoCAD, a product offered by Autodesk. Due to the age and market position of our CADRA product line, we make no attempt to find new customers for this product rather we have been focused on keeping our existing customers. As existing customers migrate to other solutions and/or reduce the use of CADRA, our revenue declines without any potential offsets from new accounts. CADRA product revenues are also negatively impacted by the newer 3D technologies available in the marketplace that have become more affordable and easier to use in the last 10 years. Given these factors, as well as the uncertain economic conditions, we do not believe the revenue growth experienced by CADRA over the last two fiscal years is sustainable.  This had been driven by non-maintenance CADRA users upgrading their operating systems thereby necessitating a CADRA purchase.

Significant future declines in our total revenues may have a material adverse impact upon our business and overall financial performance.

We compete against numerous technology companies in the mature PLM industry that are significantly larger and have vastly greater financial resources at their disposal.

Many of our competitors, including PTC, Dassault, Siemens and Autodesk, have substantially greater financial, technological, marketing, managerial and research and development resources and experience than we do and represent significant competition for us. Our competitors may succeed in developing competing technologies or products which may gain market acceptance more rapidly than our products. Existing or proposed products of our competitors may render our existing or proposed products noncompetitive or obsolete. If we are unable to compete successfully in the future, the competitive pressures that we face could adversely affect our profitability or financial performance.

Our agreements with certain critical software vendors may be terminated at will by the vendors.

We utilize third party vendors to provide certain software and utilities which enable us to continue to develop and support ProductCenter customers with their integrations from ProductCenter to their respective CAD solutions. These agreements are subject to termination at will by the vendors, and, if terminated, we would need to seek alternative methods of providing continuing support to our existing customers and an alternative solution to meet the needs of prospective customers, which could have a material adverse effect on future performance. For example, in July 2007, we were informed that our agreement with one such vendor, PTC, was not going to be extended beyond its renewal date of January 31, 2008. Thus the agreement with PTC has since expired. A significant number of our current ProductCenter customers utilize PTC’s Pro/ENGINEER integrator solution. We continue to support our current customers who are utilizing a Pro/ENGINEER integration solution with a customer specific consulting solution. While this customer specific consulting solution has allowed us to retain the majority of our customers utilizing Pro/ENGINEER as their CAD tool, it has precluded us from proposing our solution to new customers using that CAD technology. Our inability to offer our solution to new customers utilizing Pro/ENGINEER or similar restrictions that could result from any future terminations of similar agreements with other vendors could have an adverse effect on our future revenues.

We may not be able to generate sufficient positive cash flow in the future to fund our operations.

In addition to our bank financing, we are dependent upon cash flow from our business to fund our operations. It is our expectation that we can continue to improve our cash flows; however, there can be no assurances that we will be able to continue to do so. If we are unable to fund our operations from future cash flows, we will need to seek additional debt and/or equity financing, which may not be available on attractive terms, if at all, in which case there could be a material adverse effect on our results of operations and financial condition.

We are dependent on our borrowing facilities to meet our operating needs.

We continue to be dependent on our term loan and line of credit with our lender to meet our operating needs. Approximately 70% of our revenue is derived from annual maintenance renewal contracts that are billed and collected unevenly during the year. Our line of credit is an important component along with revenue from product sales and consulting activities for meeting our working capital needs especially during the first and second fiscal quarters when the annual maintenance collections are low.  If we are unable to access our borrowing facilities due to a default or any other reason we could be forced to curtail our operating activities which would have a material adverse effect on our financial condition and results of operations.

Failure to comply with financial covenants in our loan agreement could adversely affect us.

As of August 31, 2012, we had $1.77 million of outstanding indebtedness under our term loan with One Conant Capital, and have not utilized any of the $300,000 available under our line of credit. This indebtedness is secured by all of our assets. Our loan agreement includes financial covenants which require us to maintain compliance with certain financial ratios during the term of the agreement. Failure to comply with the financial covenants is an event of default under the loan agreement. In an event of default, the lender has the right to accelerate repayment of all sums due, cease making additional advances under the line of credit and take any and all action, at its sole option, to collect monies owed to it, including to enforce and foreclose on its security interest on all of our assets.  If our lender were to accelerate our debt payments, our assets may not be sufficient to fully repay the debt and we may not be able to obtain capital from other sources at favorable terms or at all.

Prior to the Recapitalization Transaction described in “Management’s Discussion and Analysis of Financial Condition and Results from Operations” above, we defaulted on our previous debt arrangement with Greenleaf  Specifically, in June 2010, we failed to make the scheduled loan payments in accordance with our term loan and revolving line of credit with Greenleaf, our sole debt provider at the time, which triggered the default. In 1999, we defaulted on our loan facility with Imperial Bank for failure to meet required profit and cash flow thresholds. Subsequent to each of the aforementioned debt defaults, satisfactory repayment agreements were reached with each lender.

Our loan agreement imposes restrictions on our ability to take certain corporate actions and raise additional capital.

Our loan agreement contains numerous restrictions that limit our ability to undertake certain activities without the express prior written approval of the lender. These include, but are not limited to, restricting our ability to:

•

incur additional indebtedness;

•

pay or declare dividends;

•

enter into a business substantially different from existing operations;

•

issue or authorize any additional or new equity that will result in a change of control; and

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take any corporate action outside the ordinary course of the business without the prior written approval of our lender.

These restrictions could significantly hamper our ability to raise additional capital. Our ability to receive the necessary approvals is largely dependent upon our relationship with our lender and our financial performance, and no assurances can be given that we will be able to obtain the necessary approvals in the future. Our inability to raise additional capital could lead to working capital deficits that could have a materially adverse effect on our operations in future periods.

Our ability to use our federal and state net operating loss carryforwards (“NOLs”) to reduce taxable income generated in the future could be substantially limited or eliminated.

As of May 31, 2012, we had approximately $19.1 million of federal NOLs available to offset future taxable income, which expire in varying amounts beginning in 2022, if unused.  We may not generate taxable income in time to use these NOLs prior to their expiration, and the Internal Revenue Service may not agree with the amount or timing of prior losses, thereby limiting the value of our NOLs. Furthermore, our ability to use our NOLs is subject to an annual limitation due to ownership changes that may have occurred or that could occur in the future, as determined by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state regulations. Depending on the actual amount of any limitation on our ability to use our NOLs, our future taxable income could be subject to federal and/or state income tax, creating federal and/or state income tax liabilities.  On February 3, 2012, we entered into a Rights Agreement (“Rights Agreement”) in an effort to prevent an ownership change, as defined under Section 382, from occurring and thereby protect the value of our NOLs. There can be no assurance, however, that the Rights Agreement will prevent an ownership change from occurring or protect the value of our NOLs.

We adopted a tax benefits preservation plan, designed to preserve the value of our deferred tax assets, primarily related to NOLs, which may discourage acquisition and sale of large blocks of our stock and may result in significant dilution for certain stockholders.

Our board of directors adopted the Rights Agreement to preserve stockholder value and the value of certain income tax assets primarily associated with NOLs, by seeking to prevent any person from acquiring beneficial ownership of 4.99% or more of our outstanding common stock without the approval of the board of directors.

In connection with the Rights Agreement, the board of directors of the Company declared a dividend of one common share purchase right (a “Right”) for each outstanding share of common stock.  The dividend was payable on February 15, 2012 to the stockholders of record on February 15, 2012.  Pursuant to the Rights Agreement and at the discretion of our board of directors, if any person or group becomes the beneficial owner (subject to certain restrictions) of 4.99% or more of the outstanding shares of our common stock the Right may become exercisable.  Upon exercise of a Right and payment of the purchase price of $5.00 (the “Purchase Price”), the holder will be entitled to receive a number of shares of our common stock having a market value equal to two times the Purchase Price.

The Rights Agreement may discourage existing 5% stockholders from selling their interest in a single block which may impact the liquidity of our common stock, may deter institutional investors from investing in our common stock, and may deter potential acquirers from making premium offers to acquire SofTech, all factors which may depress the market price of our stock or prevent stockholders from receiving a premium in a change in control transaction.

Our quarterly results may fluctuate making our future revenue and financial results difficult to predict.

Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Our quarterly revenue may fluctuate significantly for several reasons including: the timing and success of introductions of any new products or product enhancements or those of our competitors; uncertainty created by changes in the market; variations in the size and timing of individual orders; competition and pricing; seasonality; and customer order deferrals or cancellations as a result of general economic conditions or industry decline. Furthermore, we have often recognized a substantial portion of our product revenues in the last month of a quarter, with these revenues frequently concentrated in the last weeks or days of a quarter. As a result, product revenues in any quarter are substantially dependent on orders booked and shipped in the latter part of that quarter and revenues from any future quarter are not predictable with any significant degree of accuracy. We typically do not experience order backlog. For these reasons, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

Our financial condition could be adversely affected if significant errors or defects are found in our software.

Sophisticated software can sometimes contain errors, defects or other performance problems. If errors or defects are discovered in our current or future products, we may need to expend significant financial, technical and management resources, or divert some of our development resources, in order to resolve or work around those defects, and we may not be able to correct them in a timely manner or provide an adequate response to our customers.

Errors, defects or other performance problems in our products could cause us to delay new product releases or customer deployments. Any such delays could negatively impact our ability to realize revenue from the licensing and shipment of new or enhanced products and give our competitors a greater opportunity to market competing products. Such difficulties could also cause us to lose customers. Technical problems or the loss of customers could also damage our business reputation and cause us to lose new business opportunities.

We are dependent on key personnel whose loss could impair our operations, our product development or our sales efforts.

We are a small company with fewer than 50 employees. Our technologies are complex and have been developed over many years. While we enjoy the benefit of a very experienced, long-tenured employee group, we are dependent on many of those employees for the familiarity, expertise and unique insight they have developed with our products that would be extremely difficult and time consuming to replace.  We maintain “key-man” life insurance on our Vice President of CADRA Engineering, Mr. Livingston and our Chief Executive Officer, Mr. Mullaney in the amount of $1,000,000 and $3,000,000, respectively. In Mr. Mullaney’s case, this policy was required as part of the debt facility.  The proceeds from the life insurance, in the event of his demise, would be used to satisfy the outstanding debt obligation with the lender and the excess, if any, would revert to his estate.  The loss of services of any of our key personnel could make it difficult for us to meet important objectives, such as timely and effective product introductions and financial goals.

We may be sued for infringing on the intellectual property rights of others.

Our CADRA technology was introduced in the early 1980’s and our ProductCenter technology was launched in the early 1990’s. Over the decades that our technologies have been in the marketplace a significant number of patents have been filed by competitors. It is difficult if not impossible for us to monitor these patent awards to become familiar with their claims and we do not attempt to do so. Third parties may assert that we are employing their proprietary technology without authorization. While we have not been notified that our software is infringing on third-party intellectual property rights, there can be no assurance that we do not or will not infringe on the patent or proprietary rights of others. Parties making claims against us may be able to obtain injunctive or other equitable relief that could effectively block our ability to further develop, commercialize and sell products, and such claims could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, if at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products or be required to cease offering affected products and our operating results would be harmed.

We have become aware of a lawsuit filed on October 26, 2012 in the United States District Court for the Eastern District of Texas claiming that our CADRA technology is infringing on a patent that controls access to software licenses over a network. We do offer our customers the ability to access licenses over a network primarily through the use of third party technology that we license from an unrelated party. We have not yet been served with notice of this lawsuit. We are continuing to evaluate this claim.

Our sales and operations are globally dispersed, which exposes us to additional operating and compliance risks.

We sell and deliver software and services, and maintain support operations in multiple countries whose laws and practices differ from one another. For the three months ended August 31, 2012, North America accounted for approximately 68%, Europe for approximately 21% and Asia for approximately 11% of our revenue which was not materially different from the percentages for fiscal year 2011. Managing these geographically dispersed operations requires significant attention and resources to ensure compliance with laws. Accordingly, while we maintain a compliance program, we cannot guarantee that an employee, agent or business partner will not act in violation of our policies or U.S. or other applicable laws. Such violations can lead to civil and/or criminal prosecutions, substantial fines and the revocation of our rights to continue certain operations and also cause business and reputation loss.

We are obligated to maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

From August 16, 2010 to December 27, 2011 we were not required to file periodic reports and other reports with the SEC.  In December 2011, we filed a Form 8-A with the SEC in connection with the effectiveness of our registration statement (333-174818), subjecting us again to the reporting requirements under the Exchange Act.  As a public company, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of our registration statement. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We may not be able to remediate future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock.

Because we are a relatively small company, the requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management; and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we need to comply with certain laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act and related regulations of the SEC. If we list our securities on an exchange, the exchange will impose additional requirements on listed companies, including enhanced corporate governance practices. For example, the NASDAQ listing requirements require that listed companies satisfy certain corporate governance requirements relating to independent directors, audit committees, distribution of annual and interim reports, shareholder meetings, shareholder approvals, solicitation of proxies, conflicts of interest, shareholder voting rights and codes of business conduct.

Complying with the SEC statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and could significantly increase our costs and expenses.   The Company was an SEC reporting entity from 1981 until August 2010 and was current in its filings through the filing of the Form 15 in August 2010. The Company expects to incur costs of between $100,000 and $200,000 in fiscal 2013 to meet its public company reporting responsibilities. These increased costs will be funded through cash flow from operations and our debt facilities.  These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors and board committees or as executive officers. As a public company we are required to:

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institute a more comprehensive compliance function;

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maintain a system of internal controls over financial reporting in compliance with certain of the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

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prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

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establish and maintain internal policies, such as those relating to disclosure controls and procedures and insider trading;

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involve and retain to a greater degree outside counsel and accountants in the above activities; and

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institute a more comprehensive investor relations function.

From time to time we may make acquisitions. The failure to successfully integrate future acquisitions could harm our business, financial condition and operating results.

As a part of our business strategy, we have in the past and may make acquisitions in the future. We may also make significant investments in complementary companies, products or technologies.  Acquisitions present many risks, and we may not realize the financial and strategic goals that were contemplated at the time of any transaction. We cannot provide assurance that we will be able to successfully integrate any business, products, technologies or personnel that we may acquire in the future, and our failure to do so could harm our business, financial condition and operating results.

Weakness in the United States and international economies may continue to adversely affect our business.

The past few years have been characterized by weak global economic conditions. Because we market, sell and license our products throughout the world, in addition to the ongoing adverse effects on our business of continued weakness in the U.S. economy, we could be significantly affected by continuing weak economic conditions in foreign as well as domestic markets that could reduce demand for our products.

Risks Related to this Offering and the Market for our Common Stock

Our stock price has been and is likely to continue to be volatile, and an investment in our common stock could decline in value (all stock prices below have been adjusted to reflect the reverse stock split).

Over the previous three fiscal years the Company’s closing stock price has fluctuated from a low of $.80 per share to a high of $4.80 per share. Since the Recapitalization Transaction, which was completed on March 11, 2011, the closing stock price has ranged from a low price of $1.00 per share to a high price of $4.20 per share.  A contributing factor to the price fluctuation is the low average daily volume, which over the last three fiscal years has averaged fewer than 1,000 shares per day.  Given the lack of market makers in the stock and the low demand, a shareholder’s attempt to sell a large number of shares relative to the average daily volume in a short period of time will likely have a material negative impact on the share price.

A small number of shareholders own a large number of shares thereby potentially exerting significant influence over us.

Three of the four members of our board of directors participated in the private placement in March 2011 and own approximately 24% of our outstanding shares. In addition, Greenleaf, the beneficial owner of 271,411 shares of common stock, or 27.3% of our shares currently outstanding, has agreed to vote all of its and its affiliates’ shares (including any shares subsequently acquired by Greenleaf) in accordance with the recommendations of our board of directors for a three year period ending on March 8, 2014. This concentration of ownership could significantly influence all matters requiring shareholder approval and could delay, deter or prevent a change in control of the Company or other business combinations that might otherwise be beneficial to our other shareholders. Accordingly, this concentration of ownership may harm the market price of our common stock. In addition, the interest of our significant shareholders may not always coincide with the interest of the Company’s other shareholders. In deciding how to vote on such matters, they may be influenced by interests that conflict with our other shareholders.

Our stock is thinly traded, so you may be unable to sell at or near ask prices or at all.

The shares of our common stock are traded on the OTCQB marketplace tier. Shares of our common stock are thinly traded, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stockbrokers, institutional investors and others in the investment community who generate or influence sales volume. Even in the event that we come to the attention of such persons, they would likely be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, our stock price may not reflect an actual or perceived value of the business. Also, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broader or more active public trading market for our common shares may not develop or if developed, may not be sustained. Due to these conditions, you may not be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

We do not presently intend to pay any cash dividends or repurchase any shares of our common stock.

We do not presently intend to pay any cash dividends on our common stock. Any payment of future dividends will be at the discretion of the board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Cash dividend payments in the future may only be made out of legally available funds and, if we experience substantial losses, such funds may not be available. In addition, our loan agreement prohibits us from paying dividends, making distributions or payments or redeeming, retiring or purchasing any of our capital stock. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment.

FORWARD LOOKING STATEMENTS

This prospectus includes forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “should,” “could,” “would,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These statements are only predictions and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place any undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in forward-looking statements due to a number of factors, including our ability to:

•

generate sufficient cash flow from our operations or other sources to fund our working capital needs and growth initiatives;

•

maintain good relationships with our bank;

•

comply with the covenant requirements of our loan agreement;

•

successfully introduce and attain market acceptance of any new products and/or enhancements of existing products;

•

attract and retain qualified personnel;

•

prevent obsolescence of our technologies;

•

maintain agreements with our critical software vendors;

•

secure renewals of existing software maintenance contracts, as well as contracts with new maintenance customers; and

•

secure new business, both from existing and new customers.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from this offering. The Selling Shareholders will receive all of the proceeds from sales of the common stock sold pursuant to this prospectus.

SELLING SHAREHOLDERS

This prospectus relates to the sale from time to time of up to 384,588 shares of our common stock by the Selling Shareholders. Throughout this prospectus, when we refer to the shares of our common stock, the offer and sale of which are being registered on behalf of the Selling Shareholders, we are referring to the shares of common stock that were issued in the March 2011 private placement transaction described below. When we refer to the Selling Shareholders in this prospectus, we are referring to the investors in the private placement who are listed as “Selling Shareholders” in the table below and, as applicable, any donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from the investors in the private placement as a gift, pledge, or other non-sale related transfer.

On March 11, 2011, as part of the Recapitalization Transaction, we completed a private placement transaction in which we sold an aggregate of 384,588 shares of common stock.  In connection therewith, we agreed to file a registration statement, of which this prospectus forms a part, with the SEC to register the resale of the private placement shares.

The following table presents information as of October 30, 2012 and sets forth the following information regarding the beneficial ownership of our common stock by each Selling Shareholder: (i) the name of the Selling Shareholder; (ii) the number of shares of common stock owned by the Selling Shareholder; (iii) the number of shares being offered pursuant to this prospectus; (iv) the number of shares expected to be owned by the Selling Shareholder upon completion of this offering; and (v) the percentage of our outstanding shares of common stock expected to be owned by the Selling Shareholder upon completion of this offering. The following table assumes that all of the shares being registered pursuant to this prospectus will be sold.

We have prepared this table using information furnished to us by the Selling Shareholders or their representatives. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes the right to acquire voting or investment control of our shares of common stock within 60 days of October 30, 2012. Unless otherwise indicated below, to our knowledge, the Selling Shareholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in the table does not constitute an admission of beneficial ownership by the persons named therein.

Our registration of the common stock does not mean that the Selling Shareholders identified below will sell all or any of these securities. Furthermore, the Selling Shareholders may have sold, transferred or disposed of a portion of their shares in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus. The Selling Shareholders are not making any representation that any shares covered by this prospectus will be offered for sale.

	Shares Beneficially Owned Prior to	Shares Being	Shares Beneficially Owned Following Completion of Offering
Name of Selling Shareholder	Offering	Offered Hereby	Shares	%(1)
Joseph P. Mullaney(2)	83,635	80,000	3,635	*
Robert B. Anthonyson(3)	129,838	129,838	0	*
J. Phillip Cooper (4)	27,500(5)	25,000	2,500(5)	*
Lee Paull	45,500	45,500	0	*
Leonard Schrank	22,500	22,500	0	*
Timothy Weatherford	32,987	22,750	10,237	1.0%
Chandra Singh	127,036	45,500	81,536	8.2%
Glenn Dillon	13,500	13,500	0	*
Total	482,496	384,588	97,908

___________________

*

Less than 1%.

(1)

Percentage ownership is based on 995,135 shares of our common stock outstanding as of October 30, 2012.

(2)

Mr. Mullaney has been our President and Chief Executive Officer and a member of our Board of Directors since the consummation of the Recapitalization Transaction in March 2011.  Mr. Mullaney previously served as our President and Chief Executive Officer from June 2001 through December 2006. In September 2009, Mr. Mullaney was hired by Greenleaf, the Company’s sole debt provider and largest shareholder at the time, to assist Greenleaf in its effort to sell its debt and equity position in the Company. In the four weeks leading up to the consummation of the Recapitalization Transaction, Mr. Mullaney assisted the Company’s management team with completion of the transaction and transition planning. As a condition of obtaining the new debt financing for completion of the Recapitalization Transaction, Mr. Mullaney personally guaranteed the $3.2 million debt facilities and assigned certain personal assets as collateral. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” beginning on page 37.

(3)

Mr. Anthonyson has been our Vice President of Business Development and a member of our Board of Directors since the consummation of the Recapitalization Transaction in March 2011.

(4)

Mr. Cooper has been a member of our Board of Directors since the consummation of the Recapitalization Transaction in March 2011.

(5)

Includes 2,500 shares issuable upon exercise of stock options held by Mr. Cooper related to his service as a Board member.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholder” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each Selling Shareholder as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by a Selling Shareholder will decrease as and when he effects any such transfers. The plan of distribution for the Selling Shareholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. There is not currently a market for our common stock.  The Selling Shareholders identified herein will be required to sell the shares registered hereunder at a fixed price of $5.00 per share until our shares of common stock are quoted on the Over-the-Counter Bulletin Board or an exchange, and thereafter, at prevailing market prices or privately negotiated prices. At and after such time, the Selling Shareholders may make sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Shareholders may also make sales in negotiated transactions. The Selling Shareholders may offer their shares from time to time pursuant to one or more of the following methods:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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public or privately negotiated transactions;

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on the Pink Sheets (or any successor market), BX Venture Market, NASDAQ, OTC Bulletin Board or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation;

•

through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the Selling Shareholders may:

•

enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•

sell the shares short and redeliver the shares to close out such short positions;

•

enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

•

pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the Selling Shareholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods described above or any other lawful methods. The Selling Shareholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a Selling Shareholder for purposes of this prospectus. The Selling Shareholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the Selling Shareholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the Selling Shareholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of Selling Shareholders to include the pledgee, secured party or other successors in interest of the Selling Shareholder under this prospectus.

The Selling Shareholders may also sell their shares pursuant to Rule 144 under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding certain limitations.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The Selling Shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).

In offering the shares covered by this prospectus, the Selling Shareholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the Selling Shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

The Company has advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates.  In addition, the Company will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The Company is required to pay all fees and expenses incident to the registration of the shares.

The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our capital stock and certain provisions of our articles of organization, as amended, and by-laws.  For more detailed information, please see our articles of organization, as amended, and by-laws filed as exhibits to the registration statement containing this prospectus.

Authorized Capital Stock

Our authorized capital stock consists of 20,000,000 shares, with a par value of $.10 per share, all of which are designated as common stock.  There are no shares of preferred stock authorized.

As of October 30, 2012, we had outstanding 995,135 shares of common stock, held of record by 219 shareholders.

Description of Common Stock

Voting.  Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights.  An election of directors by our shareholders shall be determined by a plurality of the votes cast by the shareholders entitled to vote on the election.

Dividends.  Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors.

Liquidation and Dissolution.  In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all our net assets available for distribution to shareholders after the payment of all debts and other liabilities.

Other Rights and Restrictions.  Holders of common stock do not have preemptive rights or subscription rights, and they have no right to convert their common stock into any other securities.  Our common stock is not subject to redemption by us, and there are no sinking fund provisions applicable to our common stock.  Our articles of organization and by-laws do not restrict the ability of a holder of common stock to transfer his, her or its shares of common stock.  Massachusetts law provides that if we make a distribution to our shareholders, other than a distribution of our capital stock, when we are insolvent, or that renders us insolvent, then our shareholders would be required to pay back to us the amount of the distribution we made to them, or the portion of the distribution that causes us to become insolvent.

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is Registrar and Transfer Company.

Registration Rights.  In connection with the private placement, we also entered into a registration rights agreement with the Selling Shareholders (the “Registration Rights Agreement”), pursuant to which we agreed to file with the SEC a registration statement, of which this prospectus is a part, to cover the resale of the 384,588 shares of common stock issued in the private placement, within 90 calendar days after the closing of the private placement. We agreed to use our reasonable best efforts to have the registration statement, of which the prospectus is a part, declared effective as promptly as reasonable possible. We also agreed to use our reasonable best efforts to keep the registration statement continuously effective until the earlier of (i) such time as all of the shares have been sold by the Selling Shareholders and (ii) the date that all the shares may be sold immediately without registration under the Securities Act and without restrictions under Rule 144 of the Securities Act.

The Registration Rights Agreement also grants piggyback registration rights to the Selling Shareholders if we propose to register any of our equity securities under the Securities Act (other than on a registration statement on Form S-8 or S-4), whether for our own account or for the account of another person.

We agreed in the Registration Rights Agreement to pay for all expenses, including the reasonable legal expenses of one counsel to the Selling Shareholders (not to exceed $25,000), relating to the registration of any shares thereunder.

Rights Agreement.   On February 3, 2012, the Company entered into a Rights Agreement with Registrar and Transfer Company, as Rights Agent, dated as of February 3, 2012 (the “Rights Agreement”). By adopting the Rights Agreement, the Board of Directors was seeking to protect the Company’s ability to carry forward its NOLs and certain other tax attributes. The Company has experienced and may continue to experience substantial operating losses, and for federal and state income tax purposes, the Company may “carry forward” net operating losses in certain circumstances to offset current and future taxable income, which will reduce federal and state income tax liability, subject to certain requirements and restrictions. These NOLs are a valuable asset of the Company, which may inure to the benefit of the Company and its shareholders. However, if the Company experiences an “ownership change,” as defined in Section 382 of the Internal Revenue Code (the “Code”), its ability to use the NOLs could be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could significantly impair the value of the Company’s NOL asset. Generally, an “ownership change” occurs if the percentage of the Company’s stock owned by one or more “five percent stockholders” increases by more than fifty percentage points over the lowest percentage of stock owned by such stockholders at any time during the prior three-year period or, if sooner, since the last “ownership change” experienced by the Company. An NOL rights agreement like the Rights Agreement with a 4.99% “trigger” threshold is intended to act as a deterrent to any person acquiring 4.99% or more of the outstanding shares of Common Stock without the approval of the Board of Directors. This would protect the Company’s NOL asset because changes in ownership by a person owning less than 4.99% of the Common Stock are not included in the calculation of “ownership change” for purposes of Section 382 of the Code.

In connection with the Rights Agreement, the Board of Directors of the Company declared a dividend of one common share purchase right (a “Right”) for each outstanding share of common stock, par value $.10 per share, of the Company . The dividend was issued on February 15, 2012 to the stockholders of record on February 15, 2012. Each Right entitles the registered holder to purchase from the Company one share of Common Stock in certain circumstances at a price of $5.00 per share of common stock, subject to adjustment.

In the event that a person or group of affiliated or associated persons becomes an Acquiring Person, as defined in the Rights Agreement, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of common stock having a market value of two times the purchase price of the Right.

Massachusetts Law and Charter and By-law Provisions

Business Combinations with Interested Shareholders.  We are subject to the provisions of Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly-held Massachusetts corporation with sufficient ties to Massachusetts from engaging in a “business combination” with an “interested shareholder” for a period of three years after the date of the transaction in which the person becomes an interested shareholder, unless either (1) the interested shareholder obtains the approval of the board of directors prior to becoming an interested shareholder, (2) the interested shareholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time he becomes an interested shareholder or (3) the business combination is approved by both the board of directors and two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested shareholder) at an annual or special meeting of shareholders, but not by written consent.  In general, an “interested shareholder” is a person who, together with affiliates and associates, owns 5% or more of the corporation’s outstanding voting stock or who as an affiliate at any time within the prior three years did own 5% or more of the corporation’s voting stock.  A “business combination” generally includes mergers, stock and asset sales and other transactions with the interested shareholder resulting in a financial benefit to the interested shareholder, except proportionately as a shareholder of the corporation. We may at any time amend our articles of organization or by-laws, by vote of the holders of a majority of our voting stock, to elect not to be governed by Chapter 110F, but such an amendment would not be effective for 12 months and would not apply to a business combination with any person who became an interested shareholder prior to the date of the amendment.

In addition, our articles of organization also include restrictions on certain business combinations with interested shareholders.  In general, we cannot enter into a business combination with an interested shareholder without the approval of at least 90% of the outstanding voting stock of the Company unless the proposed business combination either (i) is approved by a majority of the disinterested directors or (ii) meets certain price and procedure requirements.  In general, an “interested shareholder” under our articles of organization is a person who, together with affiliates and associates, owns 10% or more of the Company’s outstanding voting stock or who as an affiliate at any time within the prior two years did own 10% or more of the Company’s voting stock.  Under our articles of organization a “business combination” generally includes any (1) merger or consolidation, (2) sale, lease, exchange, pledge, transfer or other disposition of $1,000,000 or more, (3) issuance or transfer of securities of the Company of $1,000,000 or more, (4) adoption of a plan or proposal for the liquidation or dissolution of the Company or (5) reclassification of securities or recapitalization which directly or indirectly increases the proportion of securities owned by the interested shareholder.

Control Share Acquisitions.  We also are subject to the provisions of Chapter 110D of the Massachusetts General Laws, entitled “Regulation of Control Share Acquisitions.” This statute provides, in general, that any shareholder who acquires 20% or more of the outstanding voting stock of a corporation subject to this statute may not vote that stock unless the shareholders of the corporation so authorize.  In addition, Chapter 110D permits a corporation to provide in its articles of organization or by-laws that the corporation may redeem, for fair value, all of the shares acquired in a control share acquisition if the interested shareholder does not deliver a control share acquisition statement as required by the statute or if the interested shareholder delivers a control share acquisition statement but the disinterested shareholders of the corporation do not authorize voting rights for those shares. If the disinterested shareholders authorize voting rights and after a control share acquisition the acquiring shareholder beneficially owns shares entitling the acquiring shareholder to vote, or direct the voting of, shares having a majority or more of all voting power in the election of directors, each shareholder who did not vote in favor of authorizing the voting rights may demand payment for its shares and appraisal rights. Control share acquisitions do not include acquisitions made in connection with a negotiated tender offer, merger or consolidation to which the issuing public corporation is a party or acquisitions of shares made directly from the corporation. We may amend our articles of organization or by-laws at any time to elect not to be governed by Chapter 110D, but such amendment would not apply to an acquisition that occurred prior to the effective date of such amendment.

Takeover Bids.  We are also subject to the provisions of Chapter 110C of the Massachusetts General Laws, which requires the person commencing a takeover bid to file certain information with the Secretary of the Commonwealth and the target company and provides that a bidder who fails to disclose its intent to gain control over a target corporation prior to acquiring 5% of the target company’s stock is precluded from making any takeover bid for a period of one year after crossing the 5% threshold.

Authorized but Unissued Shares.  As a result of the recent 1-for-20 reverse stock split, we have 19,004,865 authorized but unissued shares of common stock available for future issuance, and 995,135 shares of common stock outstanding, as of October 30, 2012. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans.  The existence of authorized but unissued and unreserved common stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Shareholder Action by Written Consent; Special Meeting of Shareholders.  Although our articles of organization and our by-laws allow our shareholders to act by written consent, such written consent must be signed by all shareholders entitled to vote on the matter.  This significantly restricts the ability of our shareholders to act by written consent and essentially provides that our shareholders may only act at a duly called shareholders meeting.  In addition, special meetings of shareholders may be called only by our President, our board of directors or one or more shareholders holding at least 10% of our voting stock.

Staggered Board; Removal of Directors; Vacancies.  Our articles of organization provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms.  We are also subject to provisions of the Massachusetts General Laws providing that the boards of public companies have staggered terms.  Our articles of organization, as amended, also provide that directors may be removed only for cause by the affirmative vote of the holders of at least 90% of the shares of our capital stock entitled to vote in the election of directors or a majority of the directors then in office.  In addition, any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.  The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

BUSINESS

Our Company

SofTech, Inc., a Massachusetts corporation formed in 1969, is a proven provider of product lifecycle management (“PLM”) solutions with its ProductCenter® PLM technology and its computer-aided design product CADRA® offering. Our solutions accelerate product development, introduction and profitability by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles. We deliver enterprise PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively.

Products and Services

ProductCenter®

Our ProductCenter technology manages the engineering data and electronic files of discrete parts designed in third party proprietary design technologies offered primarily by Parametric Technology Corporation (“PTC”), SolidWorks and Autodesk.  ProductCenter® is a proven enterprise-wide, collaborative PLM solution delivering a unique and powerful combination of document management, design integration, configuration control, change management, bill of materials management and integration capability with other enterprise-wide systems. ProductCenter is designed to help companies rapidly optimize the product development process. ProductCenter provides for the secure management of product information and allows engineers and the entire design chain to manage, share, modify and track product data and documents throughout the product development lifecycle. ProductCenter supports engineering change management and bill of materials management for automating business processes. ProductCenter’s web-based collaboration capabilities allow employees, customers, suppliers, and other globally dispersed team members to securely exchange product information while maintaining a centralized database of critical product data. ProductCenter also enables integration with other business applications, such as Enterprise Resource Planning, Supply Chain Management, or Customer Relationship Management, for continuous data exchange across the product lifecycle.

CADRA®

CADRA is a drafting and design software package for the professional mechanical engineer. The CADRA family of CAD/CAM products includes CADRA Design Drafting, a fast and highly productive mechanical design documentation tool; CADRA NC, a comprehensive 2 through 5 axis NC programming application; and CADRAWorks, an integration with SolidWorks providing for an integrated drawing production system and 3D solid modeler. The CADRA family of products includes an extensive collection of translators and software options that make it a seamless fit into today’s multi-platform and multi-application organizations.

Our CADRA product line has been focused almost exclusively on maintaining its existing customers during at least the last three years.  Enhancements, upgrades and other releases are targeted to the needs of the users without any concerted effort aimed at finding new customers.  The staffing and other costs of this product line are structured for that aforementioned strategy. CADRA revenue increased approximately 2% and 5% in fiscal year 2012 and 2011, respectively, as compared to the prior fiscal year as a result of off-maintenance customers purchasing the latest version of CADRA that is compatible with the Windows 7 operating system from Microsoft.

The Advanced Manufacturing Technology (AMT) Product Line

On May 24, 2011, we sold our AMT product line in exchange for $250,000 in cash and a note receivable in the amount of $162,500 which was collected in full in fiscal 2012.  AMT is accounted for as a discontinued operation in this prospectus.

Marketing and Distribution

We market and distribute our products and services primarily through a direct sales force and through our service organization in North America and Europe. The majority of our sales in Asia are in Japan. We market and distribute our products and services in Japan primarily through authorized resellers. We have contracted with resellers in Europe to reach areas not covered by our direct sales presence and to supplement our existing sales force; however, to date, the revenue generated from this indirect distribution has not been material.

Competition

We compete against much larger entities, all of which have substantially greater financial resources than we do. We operate in an extremely competitive market for all of our software and service offerings. We compete in all our markets on the basis of meeting our customers’ business needs with a viable solution that offers an affordable price, low cost of ownership and a high level of customer support and service.

The CADRA software technology competes directly with the offerings of such companies as Autodesk and Siemens. This 2D technology is also marketed as a complementary offering to many 3D products (that all possess some level of 2D drafting capability) offered by companies such as PTC, Dassault, Siemens, Autodesk and SolidWorks. These companies all have financial resources far in excess of our resources.

Our Company’s PLM and collaborative technology, ProductCenter, competes against offerings of the companies listed in the paragraph above and against other companies that have focused on PLM and collaborative offerings as well.

Our service offerings, which include consulting, training and discrete engineering services, compete with offerings by all of the large CAD companies noted above, small regional engineering services companies and the in-house capabilities of our customers.

Personnel

As of August 31, 2012, we employed 40 persons, 38 on a full time basis and 2 part time.

Backlog

Product backlog as of August 31, 2012 and May 31, 2012 was insignificant as it was for the comparable periods in the prior fiscal years. Deferred revenue, consisting primarily of software maintenance services for which the Company has billed, but where the service is to be performed during the following year, totaled approximately $1,697,000 and $2,194,000 at August 31, 2012 and August 31, 2011, respectively. In addition, we had a backlog of consulting orders totaling approximately $.2 million and $.4 million at August 31, 2012 and August 31, 2011, respectively.

Deferred revenue totaled approximately $2,194,000 and $2,301,000 at May 31, 2012 and May 31, 2011, respectively. In addition, we had a backlog of consulting orders totaling approximately $.6 million and $.5 million at May 31, 2012 and May 31, 2011, respectively.

Research and Development

We have approximately 11 product development engineers in our research and development groups located in Massachusetts and Michigan. For the three months ended August 31, 2012 and 2011, we incurred research and development expense of approximately $244,000 and $383,000, respectively.  For the fiscal years ended May 31, 2012 and 2011, we incurred research and development expense of approximately $1.2 million and $1.6 million, respectively. The decrease was primarily due to reduced spending on off-shore, third party development resources during fiscal 2012. These third party development costs are variable in nature and fluctuate with workload.  In addition, we capitalized the direct costs related to the development of a new product that also contributed to reducing expenses.

Intellectual Property

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws, and confidentiality procedures to protect our technology. Due to the technological change that characterizes the PLM industry, we believe that the improvement of existing products, reliance upon trade secrets and unpatented proprietary know-how and the development of new products are generally as important as patent protection in establishing and maintaining a competitive advantage.

As of May 31, 2012 we owned five patents related to our CADRA and ProductCenter technologies. We have not been nor are we currently involved in or aware of any litigation regarding any of our patents. In addition to our patents, we have secured registration on a number of trademarks which we consider important to the protection of our brands.

In June 2012 we sold our three patents related to our CADRA technology in exchange for $200,000 and a portion of any future net recoveries in the event the buyer successfully collects monies associated with the patents.  In September 2012, we sold our two other patents related to our ProductCenter technology.

Governmental Regulation

We export our products throughout the world, and thus we are subject to Federal Export Regulations. We believe we comply with all such regulations. Although our non-U.S. based revenue was 37% of total revenue in 2012, we do not view these regulations as particularly onerous nor are the compliance costs material to our operations.

Customers

No single customer accounted for more than 10% of our revenue in fiscal 2012 or 2011.

Seasonality

Our first fiscal quarter, which begins June 1 and ends August 31, has historically been our slowest quarter. We believe that this weakness is due primarily to the buying habits of our customers and that this quarter falls within prime vacation periods.

PROPERTIES

We lease office space in Lowell, Massachusetts, Munich, Germany, and Milan, Italy. We believe that our current office space is adequate for current and anticipated levels of business activity.

LEGAL PROCEEDINGS

From time to time, we are party to various legal proceedings and claims that arise in the ordinary course of our business. As of the date of this prospectus, there are no material outstanding claims and no amounts have been accrued.

MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Our common stock is quoted on the Over the Counter Bulletin Board QB Market tier under the symbol “SOFT". The following table sets forth the high and low bid information for our common stock for the periods indicated, which reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.  The prices in the table below reflect the 1-for-20 reverse stock split that became effective on June 7, 2011.

	High	Low
Fiscal Year Ended May 31, 2013
First Quarter	$3.10	$1.55
Second Quarter (through October 30, 2012)	3.75	3.10
Fiscal Year Ended May 31, 2012
First Quarter	$2.75	$2.40
Second Quarter	2.55	1.00
Third Quarter	2.00	1.00
Fourth Quarter	1.56	1.55
Fiscal Year Ended May 31, 2011
First Quarter	$2.40	$1.80
Second Quarter	2.40	1.60
Third Quarter	1.80	.60
Fourth Quarter	4.20	.40

On October 30, 2012, the last reported sale price of our common stock on the Over the Bulletin Board QB Market tier was $3.11 per share. As of October 30, 2012, there were 995,135 shares of our common stock outstanding held by approximately 219 holders of record, and we had outstanding options to purchase an aggregate of 10,000 shares of common stock, with a weighted average exercise price of $2.40 per share.

Dividend Policy

We have not paid any cash dividends on our common stock since 1997, and we have no present intention to pay any cash dividends again in the future. Additionally, our loan agreement with One Conant Capital prohibits us from paying dividends. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” for a description of the loan agreement.

Equity Compensation Plan Information

The following table provides information, as of May 31, 2012, regarding our 2011 Equity Incentive Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in second column)
Equity compensation plans approved by security holders(1)	10,000	$2.40	140,000
Equity compensation plans not approved by security holders	-	-	-
Total	10,000	$2.40	140,000

(1)

As of May 31, 2012, 3,056 options were exercisable. For additional information, see “EXECUTIVE COMPENSATION – SofTech Equity Incentive Plans”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements included in this prospectus.  This discussion includes forward-looking statements that involve risk and uncertainties.  As a result of many factors, such as those set forth in this prospectus under “Risk Factors,” actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We operate in one reportable segment and are engaged in the development, marketing, distribution and support of computer software solutions that enable companies to manage the entire lifecycle of their products from conception through design and manufacture, to service and disposal, all of which is known in the industry as Product Lifecycle Management (“PLM”). These solutions include software technology offerings for Computer Aided Design (“CAD”), Product Data Management (“PDM”) and Collaboration technologies, all of which fit under the broadly defined PLM industry. Our operations are organized geographically in the U.S. and Europe. We have sales and customer support offices in the U.S., Germany and Italy. We also operate through resellers in Europe and Asia. Components of revenue and long-lived assets by geographic location are outlined in Note E to the consolidated financial statements for the fiscal year ended May 31, 2012.

Since the Recapitalization Transaction described hereunder, the Company has also been actively engaged in acquiring and filing three new U.S. patents, evaluating alternatives for monetizing its existing patents and investigating the acquisition of specific patents already awarded that might enhance our value. It is expected that this kind of activity will become an increasing area of focus and investment over the coming years.

Revenue from our ProductCenter technology has been experiencing year over year revenue declines for six consecutive fiscal years due to several factors. In July 2007, Parametric Technology Corporation “PTC” informed us that it would not renew its partnership agreement with us when the agreement expired in January 2008.  We had been a member of the PTC partnership program for 12 years. The PTC partnership agreement, among other things, provided us with the right to distribute certain information that allowed for our technology to directly interface with PTC’s proprietary CAD tools. The non-renewal has essentially prevented us from marketing our ProductCenter solution to new customers that utilize PTC’s technology and has negatively impacted our product revenue from this technology offering.  In addition to the PTC partnership termination, ProductCenter revenue has been negatively affected by: (i) an increased number of competitive offerings in the marketplace, (ii) elongation of purchase decisions by customers of a technology that already has a long sales cycle, and (iii) uncertain economic conditions. Since PTC’s decision we have focused on offering ProductCenter to the mid-range CAD market and we are exploring other opportunities to broaden the addressable market for this product.

For more than a decade through fiscal 2010, we had also experienced revenue declines in our CADRA product line. CADRA, which we acquired in 1998, is a 2D technology that was first introduced in the early 1980’s. The revenue declines were due to the age of the product, the introduction of robust 3D solutions for less than $5,000 per unit and the dominance of AutoCAD in the 2D market, a product offered by Autodesk. However, over the last two fiscal years CADRA revenue has increased primarily driven by our existing non-maintenance CADRA customers that have had to repurchase licenses due to the upgrade of their operating system. Older versions of CADRA do not function properly on the Windows 7 operating system. We anticipate the general declining revenue trends in the CADRA product line will continue although these declines may be mitigated for several years by our customers upgrading their operating systems which may require purchases of new CADRA licenses.

Recapitalization Transaction

In March 2011, a transaction was completed (the “Recapitalization Transaction”) in which the Company:

•

issued an aggregate of 384,588 shares of common stock for an aggregate purchase price of $421,765, in a private placement transaction to eight investors;

•

consummated a $2.9 million term loan and a $300,000 line of credit from One Conant Capital, LLC, a subsidiary of People’s United Bank; and

•

consummated an agreement with Greenleaf Capital, Inc. (“Greenleaf”), the Company’s sole debt provider and largest shareholder at the time, whereby they accepted $2,750,000 in cash and a $250,000 subordinated note in complete settlement of the $10.6 million of indebtedness then due under its loan agreements with the Company.

Upon consummation of the Recapitalization transaction, the board of directors and chief executive officer were replaced.

Reverse Stock Split

In May 2011, the Company‘s shareholders approved a 1-for-20 reverse stock split of outstanding shares of common stock which became effective June 7, 2011. All references to shares in the consolidated financial statements and accompanying notes, including but not limited to, number of shares and per share amounts, have been adjusted to reflect the reverse stock split retrospectively. Previously awarded options to purchase shares of common stock have also been retrospectively adjusted to reflect the reverse stock split. The par value of our common stock remained at $.10, and the total number of shares authorized for issuance under our articles of organization remained at 20,000,000.

Discontinued Operations

In May 2011, the Company sold its AMT product line. Accordingly, the results of the AMT product line have been being presented as discontinued operations.  The operating results of the AMT product line have been shown net of income taxes in the Consolidated Statements of Operations as income from discontinued operations and gain on disposal.

Resumption of Public Company Reporting Status

In December 2011, in connection with the effectiveness of our registration statement (333-174818), we became subject again to the public reporting requirements under the Exchange Act.

Critical Accounting Policies and Significant Judgments and Estimates

The SEC issued disclosure guidance for “critical accounting policies.” The SEC defines “critical accounting policies” as those that require the application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Our significant accounting policies are described in Note B to the consolidated financial statements for the fiscal year ended May 31, 2012. We believe that the following accounting policies require the application of our most difficult, subjective or complex judgments:

Revenue Recognition

We follow the provisions of the Accounting Standards Codification (“ASC”) 985, Software for transactions involving the licensing of software and software support services. Revenue from software license sales is recognized when persuasive evidence of an arrangement exists, delivery of the product has been made, and a fixed fee and collectability has been determined. The Company does not provide for a right of return. For multiple element arrangements, total fees are allocated to each of the undelivered elements based upon vendor specific objective evidence (“VSOE”) of their fair values, with the residual amount recognized as revenue for the delivered elements, using the residual method set forth in ASC 985. Revenue from customer maintenance support agreements is deferred and recognized ratably over the term of the agreements, typically one year. Revenue from engineering, consulting and training services is recognized as those services are rendered using a proportional performance model.

We follow the provisions of ASC 605, Revenue Recognition for transactions that do not involve the licensing of software or software support services as in the case of the recent sale of our patents. Revenue from the sale of patents is recorded when persuasive evidence of an arrangement exists, delivery has taken place and a fixed fee and collectability has been determined. These conditions are no different from those when we license software. For multiple element arrangements, however, under ASC 605, total fees are allocated to each of the elements based upon the relative selling price method. Under that method the allocation of fees to the undelivered elements is based on VSOE, or if it doesn’t exist, then based on third party evidence of selling price. If neither exists, then the allocation is based on management’s best estimate of the selling price.

Estimating Allowances for Doubtful Accounts Receivable

We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer’s current credit worthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. A significant change in the liquidity or financial position of any of our significant customers could have a material adverse effect on the collectability of our accounts receivable and our future operating results.

Valuation of Long-lived and Intangible Assets

We periodically review the carrying value of all intangible assets and other long-lived assets. If indicators of impairment exist, we compare the undiscounted cash flows estimated to be generated by those assets over their estimated economic life to the related carrying value of those assets to determine if the assets are impaired. If the carrying value of the asset is greater than the estimated undiscounted cash flows, the carrying value of the assets would be decreased to their fair value through a charge to operations. As of August 31, 2012 and May 31, 2012, we do not have any long-lived assets we consider to be impaired.

Goodwill

We account for goodwill pursuant to ASC 350, Intangibles – Goodwill and Other.  This statement requires that goodwill be reviewed annually, or more frequently as a result of an event or change in circumstances, for possible impairment with impaired assets written down to fair value.  As of May 31, 2012, we conducted our annual impairment test of goodwill by comparing the fair value of the reporting unit to the carrying amount of the underlying assets and liabilities of our one reportable segment. We determined that the fair value of the reporting unit exceeded the carrying amount of the underlying assets and liabilities, therefore no impairment existed as of the testing date.

Valuation of Deferred Tax Assets

We regularly evaluate our ability to recover the reported amount of our deferred income taxes considering several factors, including our estimate of the likelihood of our generating sufficient taxable income in future years during the period over which temporary differences reverse. Our deferred tax assets are currently fully reserved.

RESULTS OF OPERATIONS

Three Months Ended August 31, 2012, as Compared to Three Months Ended August 31, 2011

The table below presents the comparative income statements for the three month periods ended August 31, 2012 and August 31, 2011 along with the dollar and percentage change amounts for each revenue and expense item (expressed in thousands, except percentages):

	August 31, 2012	August 31, 2011	Change in $	Change in %
Revenue:
Products	$215	$303	$(88)	(29.0)%
Services	1,165	1,261	(96)	(7.6)
Royalties from sale of patents	190	-	190	-
Total revenue	1,570	1,564	6	0.4

Cost of revenue:
Products	25	8	17	212.5
Services	308	340	(32)	(9.4)
Total cost of revenue	333	348	(15)	(4.3)

Gross margin	1,237	1,216	21	1.7

Research and development expenses	244	383	(139)	(36.3)
Selling, general and administration expenses	758	708	50	7.1

Operating income	235	125	110	88.0

Interest expense	65	91	(26)	(28.6)
Other income	(3)	(19)	16	84.2

Net income	$173	$53	$120	226.4%

The table below presents the relationship, expressed as a percentage, between income and expense items and total revenue, for the three month periods ended August 31, 2012 and August 31, 2011:

	Items as a percentage of revenue
	August 31,	August 31,
	2012	2011
Revenue:
Products	13.7%	19.4%
Services	74.2	80.6
Royalties from sale of patents	12.1	-
Total revenue	100.0	100.0

Cost of revenue:
Products	1.6	0.5
Services	19.6	21.7
Total cost of revenue	21.2	22.3

Gross margin	78.8	77.7

Research and development expenses	15.5	24.5
Selling, general and administrative expenses	48.3	45.3

Operating income	15.0	8.0

Interest expense	4.1	5.8
Other income	(0.2)	(1.2)

Net income	11.0%	3.4%

Revenue

Total revenue for the three month periods ended August 31, 2012 and 2011 was approximately $1.6 million. The following table summarizes total revenue by product line for the three month periods ended August 31, 2012 and August 31, 2011 (in thousands, except percentages):

	August 31,
	2012	2011	$ Change	% Change
Product Line
ProductCenter	$716	$815	$(99)	(12.1)%
CADRA	638	725	(87)	(12.0)
Royalties from sale of patents	190	-	190	-
Other	26	24	2	8.3
Total	$1,570	$1,564	$6	0.4%

The product line revenue is further broken down by revenue type hereunder with explanations for changes in the current quarter compared to the same period in fiscal 2012.

Product Revenue

Product revenue for the three months ended August 31, 2012 was approximately $215,000, as compared to approximately $303,000 for the same period in the prior fiscal year, a decrease of about 29%. The table below details product revenue by product line for the three month periods ended August 31, 2012 and 2011 (in thousands, except percentages):

	August 31,
	2012	2011	$ Change	% Change
Product Line
ProductCenter	$17	$72	$(55)	(76.4)%
CADRA	180	217	(37)	(17.1)
Other	18	14	4	28.6
Total	$215	$303	$(88)	(29.0)%

Our ProductCenter technology is a server based solution that is often evaluated over an extended period of time by customers prior to purchase due to its importance to an enterprise, the various functions within the enterprise that are impacted by the purchase decision and the other systems within an enterprise it may need to communicate with. It is also a purchase that can be deferred. In addition to the long sales cycle, the offerings of competitive products from proprietary CAD vendors have improved over the last several years. The poor economic conditions of the last two years have also reduced demand within our customer base for expansion of users. All of these factors together with the loss of the PTC Partnership Program in 2008 have contributed to significantly reduced product revenue for this technology from fiscal 2009 through 2012. During that same time period new customer wins were nominal and have fluctuated dramatically from one quarter to the next.

Our product revenue for ProductCenter for the current quarter was below expectation and among the lowest production in the previous eight quarters, however, the number and dollar value of proposals, including several new customers and expansion opportunities within our customer base, in the near term sales pipeline have been the strongest since the completion of the Recapitalization Transaction.  For all of the aforementioned reasons, estimating the receipt of the order is difficult but we are reasonably optimistic that we will grow our year over year product revenue for this technology offering.

Our CADRA technology is a desktop solution. The 17.1% decline noted above is due equally to reduced product orders from our European customers and a decline of nearly 16% in the average exchange rate of the Euro to U.S. dollar in the current quarter as compared to the same period in fiscal 2012.

Service Revenue

Our service revenue is composed of both annual software maintenance contracts for previously licensed technology for both of our product lines and consulting revenue generated primarily from our ProductCenter technology. The table below summarizes service revenue by product line for the three months ended August 31, 2012 and 2011, (in thousands, except percentages):

	2012	2011	$ Change	% Change
Product Line
ProductCenter	$699	$743	$(44)	(6.0)%
CADRA	458	508	(50)	(10.0)
Other	8	10	(2)	(20.0)
Total	$1,165	$1,261	$(96)	(7.6)%

Maintenance revenue was approximately $1.0 million for the three months ended August 31, 2012, as compared to $1.1 million for the same period in the prior fiscal year. ProductCenter maintenance revenue was down approximately 8% for the three month period ended August 31, 2012 compared to the prior period due primarily to the loss of a few maintenance customers during fiscal year 2012 that have not been replaced with new software purchases. CADRA maintenance revenue for the three month period ended August 31, 2012 decreased by approximately 9% compared to the prior fiscal year due primarily to the decline in the Euro relative to the U.S. dollar in the current quarter as compared to the same period in the prior fiscal year as noted above.

Consulting revenue was approximately $191,000 for the three months ended August 31, 2012, a decrease of 2% from the same period in the prior fiscal year. More than 90% of the consulting revenue is generated from professional services provided to our ProductCenter customer base. The reduced product revenue for this product line as described above had a detrimental impact on the consulting revenue (installation and training services normally sold with the product sale) this quarter as compared to the same period last fiscal year.

Royalties from sale of patents

Royalties from sale of patents was approximately $190,000 for the three months ended August 31, 2012.

Since the Recapitalization Transaction described hereunder, the Company has also been actively engaged in acquiring and filing three new U.S. patents, evaluating alternatives for monetizing its existing patents and investigating the acquisition of specific patents already awarded that might enhance our value. It is expected that this kind of activity will become an increasing area of focus and investment over the coming years.

In June 2012 the Company sold its rights, title and interests in three of its U.S. patents (“Patents”) in exchange for a non-refundable, initial royalty payment of $200,000 (the “Initial Payment”). The agreement gives the Buyer complete control over what, if any, actions shall be taken in the future to monetize the Patents through licensing, sale, enforcement or other means. In the event whereby monies are derived from the Patents, the Company is due 30% of the net proceeds (the “Net Proceeds”), as defined in the agreement. The Initial Payment shall be reimbursable from Net Proceeds to the extent any are due. There can be no assurance that the Company will derive any additional monies from the Patents, however.

The sale of the Patents is a multiple element arrangement as defined under ASC 605 and, as such, the Company allocated the Initial Payment between the sale of the Patents that were delivered during the fiscal quarter and support services that were undelivered. Support services include being available to the Buyer to assist them should they require such assistance in licensing or pursuing other means on monetizing the "Patents" to third parties. The allocation of the Initial Payment to the patent and support services elements was based on management’s best estimate of the selling price of each element. The Initial Payment was allocated as follows: Patents - $190,000; and Support Services - $10,000. The revenue allocated to support services has been deferred and will be recognized as revenue when the services are performed.

Gross Margin

Gross margin as a percentage of revenue was 78.8% for the three month period ended August 31, 2012 as compared to 77.7% in the same period in the prior fiscal year. The increase in gross margin was due to a 9% reduction in the cost of service revenue in the current quarter as compared to the same period in the prior fiscal year as some resources that have historically been focused on performing training, implementation and other consulting tasks were allocated to other development tasks that are not yet revenue generating.

Research and Development Expenses

Research and development expenses were approximately $244,000 for the three month period ended August 31, 2012 as compared to approximately $383,000 in the comparable period in fiscal 2012. Approximately $80,000 of the reduced spending was due to an allocation of some development resources to new product initiatives for which the costs must be capitalized. Another $60,000 of reduced spending resulted from the cessation of offshore, third party development during the current fiscal year. These third party costs are variable in nature and will fluctuate with workload.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were approximately $758,000 for the three month period ended August 31, 2012 as compared to approximately $708,000 for the comparable period in fiscal year 2012. This 7% increase in spending was due primarily to increased professional fees incurred during the current quarter compared to the same period in the prior fiscal year.

Interest Expense

Interest expense for the three month period ended August 31, 2012 was approximately $65,000, as compared to approximately $91,000 for the comparable period in the prior fiscal year. This decrease was due to the paydown of debt principal by nearly $800,000 during the last twelve months which reduced our borrowing costs.

Net Income

Net income for the three month period ended August 31, 2012 was approximately $173,000 or $.17 per share as compared to approximately $53,000 or $.05 per share for the comparable period in the prior fiscal year.

Fiscal Year Ended May 31, 2012 as Compared to Fiscal Year Ended May 31, 2011

The table below presents the comparative income statements for the twelve month periods ended May 31, 2012 and 2011 along with the dollar and percentage change amounts for each revenue and expense item (expressed in thousands, except percentages):

	2012	2011	Change in $	Change in %
Revenue:
Products	$1,420	$1,120	$300	26.8%
Services	5,015	5,747	(732)	(12.7)
Total revenue	6,435	6,867	(432)	(6.3)

Cost of revenue:
Products	75	28	47	167.9
Services	1,335	1,380	(45)	(3.3)
Total cost of revenue	1,410	1,408	2	0.1

Gross margin	5,025	5,459	(434)	(8.0)

Research and development expenses	1,243	1,614	(371)	(23.0)
Selling, general and administration expenses	2,984	3,956	(972)	(24.6)

Operating income (loss)	798	(111)	909	818.9

Interest expense	320	520	(200)	(38.5)
Other (income) expense, net	31	(67)	98	146.3

Income (loss) from continuing operations before income taxes	$447	$(564)	$1,011	179.3%

The table below presents the relationship, expressed as a percentage, between revenue and expense items and total revenue, for the twelve month periods ended May 31, 2012 and 2011:

	Items as a percentage of revenue
	2012	2011
Revenue:
Products	22.1%	16.3%
Services	77.9	83.7
Total revenue	100.0	100.0

Cost of revenue:
Products	1.2	0.4
Services	20.7	20.1
Total cost of revenue	21.9	20.5

Gross margin	78.1	79.5

Research and development expenses	19.3	23.5
Selling, general and administrative expenses	46.4	57.6

Operating income (loss)	12.4	(1.6)

Interest expense	5.0	7.6
Other (income) expense, net	0.5	(1.0)

Income (loss) from continuing operations before income taxes	6.9%	(8.2)%

Revenue

Total revenue for fiscal year 2012 was approximately $6.4 million as compared to approximately $6.9 million for fiscal 2011. The following table summarizes revenue by product line for the fiscal years ended May 31, 2012 and 2011 (in thousands, except percentages):

	2012	2011	$ Change	% Change
Product Line
ProductCenter	$3,124	$3,769	$(645)	(17.1)%
CADRA	3,162	3,098	64	2.1
Other	149	-	149	-
Total	$6,435	$6,867	$(432)	(6.3)%

ProductCenter revenue declined primarily as a result of one large maintenance customer not renewing their maintenance contract when it expired in February 2011 and the completion of a few consulting projects that were not replaced immediately with similarly sized projects. CADRA revenue increased for the second consecutive fiscal year primarily as a result of non-maintenance customers repurchasing licenses due to their implementation of Windows 7.

Product Revenue

Product revenue for the fiscal year ended May 31, 2012 was approximately $1.4 million as compared to approximately $1.1 million for fiscal 2011, a 26.8% increase. The table below details product revenue by product line for the fiscal years ended May 31, 2012 and 2011 (in thousands, except percentages):

	2012	2011	$ Change	% Change
Product Line
ProductCenter	$303	$221	$82	37.1%
CADRA	1,009	899	110	12.2
Other	108	-	108	-
Total	$1,420	$1,120	$300	26.8%

Our ProductCenter technology is a server based solution that is often evaluated over an extended period of time by customers prior to purchase due to its importance to an enterprise, the various functions within the enterprise that are impacted by the purchase decision and the other systems within an enterprise it may need to communicate with. It is also a purchase that can be deferred. In addition to the long sales cycle, the offerings of competitive products from proprietary CAD vendors have improved over the last several years. The poor economic conditions of the past several years have also reduced demand within our customer base for expansion of users. All of these factors together with the loss of the PTC Partnership Program in 2008 have contributed to significantly reduced product revenue for this technology from fiscal 2009 through 2011.

Our product revenue for ProductCenter has improved significantly for the fiscal year ended May 31, 2012 compared to fiscal 2011, however, the improvement is the result of the very low production in the prior fiscal year. We do not see the current fiscal year increase as a reliable signal of a trend change of the recent past.

Our CADRA technology is a desktop solution. The CADRA product revenue increase from fiscal 2011 to fiscal 2012 was primarily attributable to off-maintenance customers upgrading their operating systems to Microsoft Windows 7. Old versions of CADRA will not work with Windows 7 and therefore CADRA off-maintenance customers had to purchase new licenses in order to continue to use the technology and access existing electronic designs.

Service Revenue

Our service revenue is composed of annual maintenance contracts for previously licensed technology for both of our product lines and consulting revenue generated primarily from our ProductCenter technology. The table below summarizes service revenue by product line for the fiscal years ended May 31, 2012 and 2011, respectively (in thousands, except percentages):

	2012	2011	$ Change	% Change
Product Line
ProductCenter	$2,821	$3,548	$(727)	(20.5)%
CADRA	2,153	2,199	(46)	(2.1)
Other	41	-	41	-
Total	$5,015	$5,747	$(732)	(12.7)%

Maintenance revenue included in the above summary totaled approximately $4.3 million for the twelve months ended May 31, 2012, a decrease of approximately 10.7% from fiscal 2011.  The year over year decline in maintenance revenue for ProductCenter was approximately $489,000 or 18.4%. The majority of the ProductCenter maintenance revenue decline was related to the aforementioned migration to a competitor’s technology offering by one of our long time ProductCenter customers in February 2011. We continue to experience customers declining to renew maintenance or reducing the number of seats covered by maintenance without new customer wins to offset the maintenance losses.

Maintenance revenue for CADRA declined approximately $48,000 or 2.3% from fiscal 2011 to 2012. The current fiscal year stability relative to the double digit declines experienced over each of the last two fiscal years was, in all likelihood, due to the previously discussed Windows 7 upgrade cycle. Specifically, maintenance customers must renew their contracts in order to have access to new releases that will allow them to operate CADRA with upgraded operating system software.

Consulting revenue included in the above summary totaled approximately $738,000 for the twelve months ended May 31, 2012, a decrease of approximately $226,000 or 23.4% from fiscal 2011. More than 85% of the consulting revenue in fiscal 2012 was generated from professional services provided to our ProductCenter customer base. The decrease in consulting revenue was due to several significant projects that were completed in fiscal 2011 that were not replaced with similar sized projects in fiscal 2012.

Revenue by Geographic Area - Revenue generated in the U.S. accounted for approximately 63% of total revenue for the twelve months ended May 31, 2012 as compared to approximately 66% of total revenue in the comparable prior period. Revenue generated in Europe was approximately 27% of total revenue for the twelve months ended May 31, 2012 as compared to approximately 25% of total revenue in the comparable prior period.  Revenue generated in Asia for the twelve months ended May 31, 2012 was approximately 10% of total revenue as compared to approximately 9% of total revenue for the comparable prior period. During the twelve months ended May 31, 2012, revenue from the U.S. decreased by approximately 10%, revenue from Europe increased by approximately 2%, and revenue from Asia decreased by approximately 5%, in each case, compared to same period in fiscal year 2011. The aforementioned revenue declines in our ProductCenter technology are the reason for the adverse changes in North America as our existing customers are almost exclusively North American headquartered.

Gross Margin

Gross margin as a percentage of revenue was 78.1% and 79.5% for the twelve month periods ended May 31, 2012 and 2011, respectively. The decrease in gross margin was due to the decrease in service revenue, partially offset by an increase in product revenues for the fiscal year ended May 31, 2012 compared to fiscal 2011 as described above while costs were essentially unchanged. Service cost of sales are primarily fixed in nature, at least in the short term, and do not fluctuate proportionately with changes in revenue.

Research and Development Expenses

Research and development expenses were approximately $1.2 million for the fiscal year ended May 31, 2012, a decrease of approximately $371,000 or 23.0% from the comparable twelve month period in fiscal 2011. The decrease was due primarily to reduced spending on off-shore, third party development contractors that supplement our core employee development resources only when necessary. In addition, during fiscal year 2012 approximately $184,000 of software development costs related to the development of new products were capitalized.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) were approximately $3.0 million for the fiscal year ended May 31, 2012, a decrease of approximately $972,000 or 24.6% from the comparable twelve month period in fiscal 2011. Generally, compensation, travel and marketing expenditures have increased in fiscal 2012 relative to 2011 as the new management team has initiated efforts to develop new revenue streams. In addition, non-cash expenditures related to amortization of the debt acquisition costs related to the March 2011 Recapitalization Transaction increased SG&A expenses by approximately $81,000 for the fiscal year ended May 31, 2012 as compared to the prior fiscal year. These aforementioned increases in SG&A expenses were offset by reduced spending for professional fees and other expenses directly related to the Recapitalization Transaction that totaled approximately $1,050,000.

Interest Expense

Interest expense for the fiscal year ended May 31, 2012 was approximately $320,000, as compared to approximately $520,000 for the comparable prior period. The Recapitalization Transaction that resulted in a significantly lower debt obligation at a much higher borrowing rate accounted for the $200,000 decrease in interest expense.  The average debt outstanding during fiscal 2012 was approximately $2.6 million and our effective borrowing rate was approximately 12.4%. The average debt outstanding during fiscal 2011 was approximately $8.6 million and the effective borrowing rate was approximately 6.1%.

Income (Loss) from Continuing Operations Before Income Taxes

Income (loss) from continuing operations before income taxes for fiscal year 2012 was approximately $447,000 as compared to approximately $(564,000) for the comparable prior period.

Liquidity and Capital Resources

During the three month period ended August 31, 2012 the net cash used in operating activities totaled approximately $196,000. Net income adjusted for non-cash expenditures generated $223,000 which was offset by a reduction in current assets and liabilities totaling approximately $419,000, the most significant of which was a $500,000 decrease in our deferred maintenance revenue liability. This change in deferred maintenance revenue is the result of the maintenance billing cycle that peaks in the December to February time period.

Net cash used in investing activities for the three months ended August 31, 2012 was approximately $122,000, primarily composed of capitalized software development costs related to new products.

Net cash used in financing activities totaled approximately $181,000, composed primarily of $180,000 of scheduled principal repayments on our debt facility.

For more than a decade, our primary source of external capital was debt financing from Greenleaf. From fiscal year 2002 through 2010 we generated approximately $6.4 million in net cash from operations. The debt service related to the Greenleaf debt instruments essentially absorbed all of the cash generated from operations. In June 2010, we failed to make scheduled loan payments in accordance with our loan agreements with Greenleaf which triggered a default on the debt.

Over the course of fiscal 2011, we sought various alternatives for rectifying the June 2010 debt default. On March 11, 2011, we entered into an agreement with Greenleaf whereby they accepted $2,750,000 in cash and a $250,000 subordinated note in complete satisfaction of the $10.6 million then outstanding under its loan agreements. An investor group, led by the Company’s former Chief Executive Officer, purchased 384,588 authorized but unissued shares of common stock for $421,765 and arranged for new debt facilities totaling $3.2 million with a commercial bank. The debt facilities included a $2.9 million term note and a $300,000 line of credit.

The new debt facilities carry restrictive loan covenants that are described in more detail in the section hereunder entitled “Credit Facility with One Conant Capital”.

Sources of Cash

As of August 31, 2012, we had cash on hand of approximately $100,000, a decrease of approximately $495,000 from May 31, 2012. The Company’s net income adjusted for non-cash expenses together with its $595,000 in cash at the beginning of the fiscal year provided the liquidity to fund the above described cash utilization. The Company has a $300,000 line of credit that was not utilized during the quarter ended August 31, 2012.

Our expectation for the next twelve months is that our net cash provided by operations will improve as a result of increase profitability while maintaining our current level of liabilities.

The Company believes that its available cash, line of credit and cash provided by operations will be sufficient to meet its capital needs for at least the next twelve months.

Factors Affecting Sources of Liquidity

Internally Generated Funds.  The key factors affecting our internally generated funds are demand for our services, competition, economic conditions in the markets in which we operate and industry trends.

Restrictions Under Credit Facility.  The Credit Facility with One Conant Capital, LLC contains customary representations, warranties and covenants, including restrictive covenants and affirmative quarterly financial covenants, which are described in more detail below. As of August 31, 2012, we were in compliance with all of the covenants under the Credit Facility.

Credit Facility with One Conant Capital

We are party to a $3.2 million credit facility with One Conant Capital, LLC, an affiliate of People’s United Bank, as lender (the “Lender”), consisting of a $2.9 million term loan and a $300,000 revolving line of credit (the “Credit Facility”). The Credit Facility is provided pursuant to a Loan, Pledge and Security Agreement, dated as of March 8, 2011, between the Company and the Lender (the “Loan Agreement”). The Credit Facility is guaranteed by Joseph Mullaney, our President and Chief Executive Officer, pursuant to a Guaranty Agreement, dated as of March 8, 2011, by Mr. Mullaney in favor of the Lender, under which Mr. Mullaney has fully and unconditionally guaranteed the performance of the Company under the Credit Facility and by the Company’s subsidiaries, Information Decisions, Incorporated and Workgroup Technology Corporation (the “Subsidiary Guarantors”) pursuant to a Guaranty Agreement, dated as of March 8, 2011, by the Subsidiary Guarantors in favor of the Lender, under which the Subsidiary Guarantors have fully and unconditionally guaranteed the performance of the Company under the Credit Facility. As of August 31, 2012, the Company had $1.77 million outstanding under the Credit Facility.

Each of the term loan and the revolving line of credit has a three year term and matures on February 28, 2014. Amounts borrowed under each of the term loan and the revolving line of credit bear interest at the annual rate equal to the greater of (i) the Prime Rate (as defined in the Loan Agreement) plus three percent, (ii) LIBOR plus five and one half percent, and (iii) ten percent, per annum. If the Company’s Leverage Ratio (as defined in the Loan Agreement) is 1.5:1.0 or less for two consecutive fiscal quarters, the minimum interest rate is reduced to eight percent. Effective October 15, 2011, based on our performance for the fourth quarter of fiscal 2011 and the first quarter of fiscal 2012, the interest rate was reduced from 10% to 8% prospectively. In addition, the Company is obligated to pay a quarterly fee of 1.5% of revenue throughout the term of the Credit Facility regardless of the outstanding loan balance.

Under the term loan, commencing March 31, 2011 and continuing for 35 months, the Company must pay the Lender monthly principal installments in the aggregate amount of $60,000 per month. On each of September 30, 2012 and September 30, 2013, the Company must pre-pay unpaid principal, in an amount equal to 50% of Excess Cash Flow (as defined in the Loan Agreement) from the Company’s immediately preceding fiscal year. There was no Excess Cash Flow for the fiscal year ended May 31, 2012 therefore no prepayment was required in September 2012. The Company must make a final balloon payment of all unpaid principal and interest on the February 28, 2014 maturity date.

The Loan Agreement contains customary representations, warranties and covenants, including a number of restrictive loan covenants, which restrict the Company’s ability to take any of the following actions, among others, without prior written consent of the Lender: (i) incur additional indebtedness; (ii) pay or declare dividends; (iii) enter into a business substantially different from existing operations; (iv) issue or authorize any additional or new equity that will result in a change of control; and (v) take any corporate action outside the ordinary course of business.

The Loan Agreement also includes three affirmative financial covenants measured on the last day of each fiscal quarter throughout the term of the Credit Facility.  On May 31, 2012, the Company and Lender amended the Loan Agreement to reduce the Fixed Charge Ratio for all future fiscal quarters beginning May 31, 2012 and to allow the Company to enter into capital leases for capital expenditures up to $200,000.

The financial covenants are as follows:

Leverage Ratio: The ratio of indebtedness under the Credit Facility to EBITDA (as defined in the Loan Agreement), for future periods must not exceed:

•

2.00:1 for the four fiscal quarters ending on each of February 29, 2012 and May 31, 2012;

•

1.75:1 for the four fiscal quarters ending on each of August 31, 2012 and November 30, 2012; and

•

1.50:1 for each period of four fiscal quarters ending thereafter.

EBITDA for the twelve month period ended August 31, 2012 was approximately $1.1 million and the Leverage Ratio was 1.59:1.

Fixed Charge Coverage Ratio: The ratio of EBITDA to Fixed Charges (as defined in the Loan Agreement) must equal or exceed 1.00:1 for the fiscal quarters ended May 31, 2012 and August 31, 2012 and 1.10:1 for each subsequent fiscal quarter until the Loan is extinguished.

For the twelve month period ended August 31, 2012, the Fixed Charge Coverage Ratio was 1.18:1.

Liquidity Ratio: Beginning on May 31, 2011 and for each subsequent fiscal quarter until the Loan is extinguished, the ratio of cash plus accounts receivable plus availability under the line of credit to the sum of accounts payable plus accrued expenses must equal or exceed 1.50:1.

The Liquidity Ratio as of August 31, 2012 was 1.83:1.

As of August 31, 2012, we were in compliance with all such covenants.

The Loan Agreement provides for events of default customary for credit facilities of this type, including but not limited to non payment, misrepresentation, breach of covenants and bankruptcy. Upon an event of default, the interest rate on all outstanding obligations may be increased and the Lender may accelerate payment of all outstanding loans.

The Credit Facility is secured by all of our assets pursuant to the terms of the Loan Agreement and an Intellectual Property Security Agreement dated as of March 8, 2011 between the Company and the Lender. As additional security for the Credit Facility, (i) the Subsidiary Guarantors have granted liens on all of their assets in favor of the Lender pursuant to a Security Agreement dated as of March 8, 2011 between the Subsidiary Guarantors and the Lender and an Intellectual Property Security Agreement dated as of March 8, 2011 between Workgroup Technology Corporation and the Lender, and (ii) Mr. Mullaney has pledged all of his stock in the Company, as well as certain personal assets, in favor of the Lender pursuant to a Pledge and Security Agreement dated as of March 8, 2011 between Joseph Mullaney and the Lender. Substantially all of the Company’s U.S. based cash balances are maintained at People’s United Bank

Greenleaf Subordinated Note

On March 8, 2011, the Company also entered into an agreement with Greenleaf, under which Greenleaf agreed to accept $2.75 million in cash and a $250,000 subordinated note (the “Greenleaf Note”) in complete settlement of its $10.6 million indebtedness. The Greenleaf Note is subordinated to the Credit Facility in accordance with a Subordination and Intercreditor Agreement, dated as of March 8, 2011, among the Company, the Lender and Greenleaf (the “Subordination Agreement”). Interest on the Greenleaf Note accrues at the annual rate of five percent. Accrued interest only is payable monthly commencing May 1, 2011. Principal must be paid from fifty percent of Excess Cash Flow (as defined in the Loan Agreement), commencing September 30, 2012. All principal plus unpaid accrued interest is due on the later of February 28, 2014 and the date on which all amounts due under the Credit Facility are paid in full. The Company’s obligations under the Greenleaf Note are (i) secured by liens on the assets of the Company pursuant to a Security Agreement dated March 25, 2009, between the Company and Greenleaf, as amended, (ii) secured by liens on the assets of the Subsidiary Guarantors pursuant to Security Agreements dated August 26, 2010, between each Subsidiary Guarantor and Greenleaf, as amended, and (iii) guarantied by each Subsidiary Guarantor pursuant to Guaranties dated August 26, 2010 by each Subsidiary Guarantor in favor of Greenleaf, as amended. All liens securing the Greenleaf Note are expressly subordinated to the liens of the Lender pursuant to the Subordination Agreement.

We believe that the cash on hand together with anticipated cash flow from operations and available borrowings under our Credit Facility will be sufficient to meet our liquidity and capital resource needs for the next year.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of the SEC’s Regulation S-K.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND DISCLOSURE

On July 20, 2010, McGladrey LLP (“McGladrey”) acquired certain assets of Caturano and Company, Inc. (formerly Caturano and Company, P.C., the Company’s then independent registered public accounting firm (“Caturano”) and substantially all of the officers and employees of Caturano joined McGladrey.

On August 16, 2010, following the Company’s default on its debt, the Board of Directors authorized the filing of a Form 15 with the Securities and Exchange Commission in order to marshal its resources towards dealing with the immediate liquidity problem. In addition, the Board of Directors opted to delay engaging an independent registered public accounting firm to perform quarterly reviews and annual audits until a clear path to resolving the liquidity problem was identified.

On January 24, 2011, in contemplation of completion of the Recapitalization Transaction, the Company’s Audit Committee engaged McGladrey as the new independent registered public accounting firm to complete the audit for fiscal year 2010 and to review the quarterly results for the first two quarters of fiscal year 2011.

The audit reports of Caturano on the Company’s consolidated financial statements for the years ended May 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years ended May 31, 2009 and through January 24, 2011, there were (i) no disagreements between the Company and Caturano on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Caturano, would have caused Caturano to make reference thereto in their reports on the Company’s financial statements for such years, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s two most recent fiscal years ended May 31, 2009 and through the date of McGladrey’s engagement, the Company did not consult with McGladrey on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company’s financial statements, and McGladrey did not provide either a written report or oral advice to the Company that McGladrey concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers as of the date of this prospectus:

Name	Age	Position
Joseph P. Mullaney	55	President, Chief Executive Officer and Director
Robert B. Anthonyson	66	Vice President of Business Development and Director
J. Phillip Cooper	68	Director
Hank Nelson	54	Director
Amy E. McGuire	37	Chief Financial Officer, Treasurer and Clerk

Joseph P. Mullaney has served as President, Chief Executive Officer and Director since the consummation of the Recapitalization Transaction, as described in Note A in the Company’s Form 10-K for the fiscal year ended May 31, 2012.  From January 2008 through March 2011, Mr. Mullaney was a management consultant for several technology, renewable energy and telecom companies.  From January 2007 through December 2007, Mr. Mullaney served as Chief Executive Officer and Chief Financial Officer of Boston Communications Group, Inc., and repositioned that troubled entity for a successful sale at double its then current market value.  From June 2001 through December 2006, Mr. Mullaney served as President and Chief Executive Officer of the Company.  During this period, Mr. Mullaney developed and implemented the turnaround strategy that ended three consecutive years of negative cash flow totaling almost $10 million and resulted in almost ten years of positive cash flow.  Mr. Mullaney has a BS from Stonehill College and an MBA from Northeastern University.  Mr. Mullaney’s extensive entrepreneurial and executive experience, his in-depth knowledge of our Company in his executive capacity and his proven ability to raise funds and provide access to capital make him uniquely qualified to serve as President, CEO and as a member of our Board.  Mr. Mullaney’s term as a director expires at the annual meeting of shareholders to be held in 2013.

Robert B. Anthonyson has served as Vice President of Business Development and Director since the consummation of the Recapitalization Transaction.    From 2003 through March 2011 Mr. Anthonyson was the general partner of Layne & Barton, LLC, a consulting firm providing real estate brokerage and advisory services. Previously, Mr. Anthonyson was a founder of AVID Systems, a developer of RFID-based technology that allows automated payment when entering or exiting parking garages (sold to Amtech Corp.), co-founder of Dynamics Associates (sold to Interactive Data Corp. then owned by Chase), a patent holder, and technologist. Mr. Anthonyson also served as the project manager of the award-winning $80M park and underground garage project that transformed Boston’s downtown financial district.  Mr. Anthonyson currently serves as a Director of FireStar Software. Mr. Anthonyson has a BS and MS from MIT and an MBA from Stanford University.  Mr. Anthonyson’s extensive knowledge of, and experience in, the software and technology industry, experience as a founder of several technologies and companies and leadership background make him uniquely qualified to serve as VP of Business Development and as a member of our Board.  Mr. Anthonyson’s term as a director expires at the annual meeting of shareholders to be held in 2012.

J. Phillip Cooper is the Chairman of the Compensation Committee and serves on the Audit Committee since the consummation of the Recapitalization Transaction.  Mr. Cooper is the former Vice Chairman, EVP, and CFO of Charles River Associates (NASDAQ: CRAI), from which he retired in June, 2006.  Mr. Cooper has held numerous CEO positions at several technology companies, including Newstar Technologies in Toronto, Ontario; Clinical Information Advantages, Inc. in Waltham, MA; and Applied Expert Systems in Cambridge, MA.  Currently, Mr. Cooper is a member of Boston Harbor Angels, a member of the Board of Advisors of The Capital Network, a member of MIT’s Venture Mentoring Service and serves as a Director or Advisor for three technology companies.  Mr. Cooper has a B.Com from the University of Toronto and a Ph.D. from MIT.  Mr. Cooper’s significant public company experience, leadership and management experience in the technology industry, and expertise in the fields of marketing, business development, deal structuring and negotiation, acquisition and strategic partnering, and financial engineering enable him to make critical contributions as a member of our Board.  Mr. Cooper’s term as a director expires at the annual meeting of shareholders to be held in 2014.

Hank Nelson is the Chairman of the Audit Committee and has served on the Compensation Committee.  In 2008, Mr. Nelson founded Monadnock Advisors, LLC, a business advisory and investment banking firm focused on the lower to mid-sized companies in technology, health care and business services markets, and currently serves as its principal. From 2004 to 2008, Mr. Nelson was the CEO of Clearstory Systems and also served as a Board member. From 2001 through 2006, he was the CEO and a member of the Board of Directors of INSCI Corporation. He serves as a member of the Board of Advisors for three technology companies and the Northeastern University Health and Sciences Venture Mentoring Program.  Mr. Nelson has a BS from Northeastern University.  Mr. Nelson’s significant leadership, management and operating experience, and significant financial, accounting and corporate governance expertise enable him to make critical contributions as a member of our Board.  Mr. Nelson’s term as a director expires at the annual meeting of shareholders to be held in 2013.

Amy E. McGuire was appointed our Chief Financial Officer in January of 2007.  Ms. McGuire joined us as an Accounting Manager in 2002 when we acquired Workgroup Technology Corporation (“WTC”).  Ms. McGuire became our Corporate Controller in August 2004.  Ms. McGuire was employed by WTC for 5 years prior to the acquisition. Ms. McGuire has a BS from Nichols College.

Director Independence

In determining whether the members of our board of directors and its committees are independent, we have elected to use the definition of “independence” set forth in the listing standards of the NASDAQ Stock Market. After considering all relevant relationships and transactions, our board of directors, in consultation with legal counsel, has determined that Messrs. Cooper and Nelson are “independent” within the meaning of the applicable listing standards of the NASDAQ Stock Market. Messrs. Mullaney and Anthonyson are not independent within the meaning of the applicable listing standards of the NASDAQ Stock Market. The Company has a separate standing Audit Committee and a separate standing Compensation Committee, each of which is comprised of the two independent directors, Messrs. Cooper and Nelson. The Company does not have a separate standing Nominating and Governance Committee. Instead, the full board of directors has the responsibility of selecting individuals to be nominated for election to the board of directors.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid to our current and former President and Chief Executive Officer and to each of the two most highly compensated executive officers (collectively, the “Named Executive Officers”) during or with respect to each of the two fiscal years ended May 31, 2011 and 2012.

Summary Compensation Table

Name and principal position	Year	Salary	Bonus	Non-Equity Incentive Plan (1)	All other compensation (2)	Total
Joseph P. Mullaney (3)	2012	$ 225,000	-	-	-	$ 225,000
President & CEO	2011	43,974	-	-	-	43,974
Robert B. Anthonyson (3)	2012	175,000	-	-	3,479	178,479
VP of Business Development	2011	32,981	-	-	500	33,481
Amy E. McGuire	2012	98,538	-	-	1,971	100,509
Chief Financial Officer	2011	94,500	-	-	192,490	286,990
Jean Croteau (4)	2012	-	-	-	-	-
Former President & CEO	2011	174,563	-	$ 22,470	373,196	570,229

__________________________

(1)

Represents sales commissions paid to Mr. Croteau.

(2)

Reflects our contributions to each of the Named Executive Officer’s accounts under our 401(k) plan.  Also includes (i) $18,924 paid by the Company to Mr. Croteau for accrued and unused vacation upon termination, (ii) $350,000 paid by Greenleaf to Mr. Croteau upon completion of the Recapitalization Transaction, and (iii) $190,000 paid by Greenleaf to Ms. McGuire upon completion of the Recapitalization Transaction. This column does not include a $20,000 payment made by the Company to Mr. Mullaney for services rendered as a consultant in connection with the Recapitalization Transaction, as described below under “Narrative Compensation Disclosure.”

(3)

Messrs. Mullaney and Anthonyson were hired as officers and employees upon completion of the Recapitalization Transaction on March 11, 2011 at annual base salaries of $200,000 and $150,000 respectively.

(4)

Mr. Croteau resigned from his position as President and CEO upon completion of the Recapitalization Transaction in March 2011 and continued performing specified transition services for the Company until his employment was terminated on April 15, 2011.

Narrative Compensation Disclosure

Messrs. Mullaney and Anthonyson were hired upon completion of the Recapitalization Transaction with an initial annual salary of $200,000 and $150,000, respectively. Subsequently, the Compensation Committee has recommended, and the Board of Directors has approved, the following arrangements:

Mr. Mullaney – effective June 1, 2011, an annual salary of $225,000 with a bonus opportunity of up to 50% of the annual salary at EBITDA target with accelerating percentages for EBITDA performance in excess of target. Performance goals for payment of bonuses are to be established by mutual agreement between Compensation Committee and Mr. Mullaney. In addition, Mr. Mullaney is entitled to one year’s compensation in the event his employment is terminated without cause.

Mr. Anthonyson – effective June 1, 2011, an annual salary of $175,000 with a bonus opportunity of up to 50% of the annual salary at EBITDA target with accelerating percentages for EBITDA performance in excess of target. Performance goals for payment of bonuses are to be based half on attainment of corporate goals and half on personal goals. In addition, Mr. Anthonyson is entitled to six months compensation in the event his employment is terminated without cause.

Between February 14 and March 11, 2011, Mr. Mullaney was paid $20,000 by the Company as a consultant to assist in completing the Recapitalization Transaction and to plan for the transition to a new management team and board.

Ms. McGuire – effective October 16, 2011, an annual salary of $100,000 with a bonus opportunity of up to 35% of annual salary, half based on corporate goals and the other half based on personal goals.  In addition, Ms. McGuire is entitled to four months annual salary in the event her employment is terminated without cause.

Transaction Bonus

Upon completion of the Recapitalization Transaction, Mr. Croteau and Ms. McGuire each received a one-time transaction bonus of $350,000 and $190,000, respectively, directly from Greenleaf. Greenleaf agreed to these transaction bonuses in July 2010 when the Company defaulted on its debt facilities and sought various alternative solutions to remedy the default. The transaction bonuses served to secure the services of the management team during that period of uncertainty. Greenleaf also agreed to reimburse each of Mr. Croteau and Ms. McGuire for their medical and dental premiums for eighteen months should their employment or consulting relationship with the Company be terminated subsequent to the transaction and would cease upon acceptance of new employment. Mr. Croteau’s employment with the Company was terminated effective April 15, 2011.

Retirement Plan

We have a 401K retirement plan, for which all our employees are eligible, including the Named Executive Officers. We match employee contributions, which are vested immediately, up to 2% of the employee’s compensation.

Option Grants In The Last Fiscal Year

No Stock Appreciation Rights (“SARs”) or options to purchase our stock were granted to the Named Executive Officers during fiscal years 2010 or 2011.

Director Compensation

The following table sets forth certain information concerning the compensation of our non-employee directors during the fiscal year ended May 31, 2012.

Name(1)	Fees earned or paid in cash (2)	Option awards(3)	Total
J. Phillip Cooper	$12,000	$12,000	$24,000
Hank Nelson	12,000	12,000	24,000

_____________________

 (1)

Directors who are compensated as full-time employees receive no additional compensation for service on our Board of Directors.  Effective March 11, 2011, each independent director who is not a full-time employee is paid an annual fee of $12,000 on a quarterly basis in arrears.

 (2)

Directors Cooper and Nelson were each granted an option to purchase 5,000 shares on June 7, 2011.

The Board of Directors administers the 2011 Equity Incentive Plan. No option may be exercised after the expiration of ten years from its date of grant.  Each non-employee Director will receive an annual fee of $12,000 paid on a quarterly basis in arrears. In addition, in order to align their interests with those of the shareholders, each non-employee Director will be granted an option to purchase 5,000 shares (post-split) of common stock at an exercise price equal to the fair market value of our common stock on the date of grant.  These options will vest monthly on a pro rata basis over each non-employee Director’s initial three year term as a Director. In the event a Director resigns, stock options already vested may be exercised within 90 days and all unvested stock options will be forfeited. Directors Cooper and Nelson were each granted an option to purchase 5,000 shares on June 7, 2011.

SofTech, Inc. Equity Incentive Plans

2011 Equity Incentive Plan

The 2011 Equity Incentive Plan (the “2011 Plan”) was approved by our shareholders at the Annual Meeting held on May 24, 2011. The 2011 Plan replaced our 1994 Stock Option Plan (the “1994 Plan”), which was restricted from issuing any new options after 2004. During fiscal year 2011 all options previously issued under the 1994 Plan were either exercised or expired. Under the 2011 Plan, 150,000 shares of our common stock are reserved for issuance.  Additionally, any shares subject to any award under the 2011 Plan that expires or is terminated unexercised or is forfeited will be available for awards under the 2011 Plan.

All employees, officers, directors, consultants and advisors of the Company or any of its affiliates capable of contributing to the successful performance of the Company are eligible to be participants in the 2011 Plan. Based on the number of our current employees, directors and consultants, there are approximately 60 individuals who currently would be eligible to participate in the 2011 Plan, although we currently do not expect to make broad-based grants to all employees of the Company and its subsidiaries.  We may grant stock options, restricted stock, restricted stock units, stock equivalents and awards of shares of common stock that are not subject to restrictions or forfeiture under the 2011 Plan. We may not in any fiscal year grant to any participant stock options, SARs or other awards with respect to which performance goals apply covering more than 50,000 shares.

The 2011 Plan is administered by the Compensation Committee of the Board of Directors composed of two or more members who are independent from Company management (the “Committee”). The Committee has the authority to adopt administrative rules and practices governing the operation of the 2011 Plan and to interpret its provisions. The Committee may, subject to applicable law, delegate to one or more of our executive officers the power to make awards to participants who are not executive officers or Directors, subject to a maximum number of shares fixed by the Committee. The Board may at any time also take any such action.

Except as may be limited by the 2011 Plan or applicable law, the Committee selects participants to receive awards and determines the terms and conditions of each award, including the number of shares of common stock subject to awards, the price, if any, a participant pays to receive or exercise an award, the time or times when awards vest or may be exercised, settled or forfeited, any performance goals, restrictions or other conditions to vesting, exercise, or settlement of awards, and the effect on awards of the disability, death, or termination of service of participants. Awards may be made to participants who are foreign nationals or employed outside the United States on terms the Committee deems appropriate.

Upon an equity restructuring or other corporate transaction that affects the common stock such that an adjustment is required in order to preserve the benefits intended to be provided by the 2011 Plan, the Committee shall equitably adjust any or all of the number and kind of shares in respect of which awards may be made under the 2011 Plan, the number and kind of shares subject to outstanding awards, the exercise price with respect to any of the foregoing, and the limit on individual grants. The Committee may act to preserve the participants’ rights in the event of a change in control of the Company as the Committee may consider equitable to participants and in the best interests of the Company, including without limitation: accelerating any time period relating to the vesting, exercise, or settlement of awards, providing for payment to participants of cash or other property with a fair market value equal to the amount that would have been received upon the vesting, exercise, or settlement of awards in connection with the change in control, adjusting the terms of awards in a manner determined by the Committee to reflect the change in control, causing awards to be assumed, or new rights substituted therefor, by another entity, or terminating awards.

We may not, without shareholder approval, amend any outstanding option or SAR to reduce the exercise price or replace it with a new award exercisable for common stock at a lower exercise price.  Subject to the prohibition on repricing, the Committee may not amend, modify or terminate any outstanding award for which the respective participant’s consent would be required unless the terms of the award permit such action, the Committee determines that such action is required by law, or the Committee determines that the action would not materially and adversely affect the participant. The Board of Directors may amend, suspend or terminate the 2011 Plan, subject to any shareholder approval it deems necessary or appropriate.

We have granted options to purchase 10,000 shares of our common stock under the 2011 Plan. These options were granted to our two non-employee directors as part of our director compensation policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our common stock as of October 30, 2012, for (i) each person named in the “Summary Compensation Table” as a Named Executive Officer, (ii) each director individually, (iii) all directors and executive officers as a group, and (iv) each person known by us to beneficially own more than 5% of our outstanding common stock.  The address for our executive officers, directors and Chandra Singh is in care of SofTech, Inc., 59 Lowes Way, Suite 401, Lowell, MA 01851.

Name of Beneficial Owner (1) (2)	Amount and Nature of Beneficial Ownership	Percent of Class
Joseph P. Mullaney	83,635(3)	8.4%
Robert B. Anthonyson	129,838	13.0
J. Phillip Cooper	27,500(6)	2.8
Hank Nelson	2,500(6)	*
Amy E. McGuire	-	-
Jean J. Croteau	-	-
William D. Johnston	271,411(4)	27.3
Chandra Singh	127,036(5)	12.8
Joseph P. Daly	57,279(7)	5.8
All Directors and executive officers as a group (5 persons)	243,473	24.3

______________________

* Less than one percent (1%).

(1)

Based upon information furnished by the persons listed. Except as otherwise noted, all persons have sole voting and investment power over the shares listed. A person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date.

(2)

There were 995,135 shares outstanding on October 30, 2012.

(3)

Mr. Mullaney pledged 80,000 shares (1.6 million shares pre-split) to One Conant Capital, LLC to partially secure the $3.2 million in new debt facilities obtained in the Recapitalization Transaction.

(4)

Includes 264,411 shares owned by Greenleaf Capital, Inc., 4,500 shares owned by The Ronda E. Stryker and William D. Johnston Foundation and 2,500 shares owned by a trust established by Mr. Johnston’s wife. Mr. Johnston is the sole shareholder of Greenleaf and the beneficial owner of all 271,411 shares. In connection with the Recapitalization Transaction, for the three year period ended March 11, 2014 Greenleaf agreed to vote all shares beneficially owned by it in accordance with the recommendations of the Board of Directors, and Greenleaf provided a related proxy. Mr. Johnston’s business address is c/o Greenleaf Capital, Inc., 100 West Michigan Avenue, Suite 300, Kalamazoo, MI 49007.

(5)

Includes 3,225 shares owned by spouse, as to which beneficial ownership is disclaimed.

(6)

Includes 2,500 shares issuable upon exercise of stock options held by each of Messrs. Cooper and Nelson related to their service as Board members.

(7)

As reported on Schedule 13D filed with the SEC on November 4, 2011.  Includes 7,860 shares owned by EssigPR, Inc., a corporation located in Rincon, Puerto Rico owned by Mr. Daly.  Mr. Daly’s business address is 497 Circle Freeway, Cincinnati, Ohio  45246.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Greenleaf

Between 1998 and 2011 the Company entered into various financing arrangements with Greenleaf. William D. Johnston, who served as the Company’s Chairman of the Board of Directors from 1996 until his resignation in August 2010, is the President and sole principal of Greenleaf Companies, which owns Greenleaf.  In addition to Mr. Johnston, the SofTech Board of Directors over the previous ten years was composed primarily of individuals affiliated with Greenleaf.  Michael D. Elliston, who served as a Director of the Company from 2007 until his resignation in August 2010, is Greenleaf’s Chief Financial Officer.  Ronald A. Elenbaas, who served as a Director of the Company from 1996 until his resignation in March 2011, is Greenleaf Hospitality Group’s President and CEO. Mr. Elenbaas is a partner with Mr. Johnston in multiple businesses and investments other than SofTech and Greenleaf.   Frederick A. Lake, who served as a Director of the Company from 2000 until his resignation in March 2011, is a partner at the Michigan law firm of Lake, Waldorf & Schau, PLC, which performs professional services for Greenleaf Companies.

Messrs. Johnston and Elliston resigned from the Board of Directors in August 2010 following the Company’s default on the Greenleaf debt. Messrs. Elenbaas and Lake served through the March 2011 Recapitalization Transaction and resigned immediately thereafter.

Prior to the Recapitalization Transaction, Timothy L. Tyler served as a Director of the Company from 1996 until his resignation in March 2011.

Prior to the consummation of the Recapitalization Transaction in March 2011, Greenleaf owned approximately 44.5% of our outstanding common stock and was our sole debt provider. We had a term loan and a revolving line of credit with Greenleaf, both of which were extinguished in the Recapitalization Transaction. The following table summarizes the principal and interest payments made by the Company to Greenleaf by fiscal year from fiscal 2009 through the consummation of the Recapitalization Transaction on March 11, 2011, when the indebtedness was extinguished:

Fiscal Year	Largest Aggregate Amount of Principal Outstanding	Principal Payments, net	Interest Payments	Total Payments
2009	$12,605,000	$1,715,000	$760,000	$2,475,000
2010	10,867,000	1,215,000	589,000	1,804,000
2011	10,158,000	2,750,000	14,000	2,764,000

During fiscal years 2009 through the extinguishment of the Greenleaf debt facilities in March 2011, the Company and Greenleaf entered into the following amendments to the debt facilities:

•

In March 2009 the debt facilities were amended and restated to grant Greenleaf a security interest in all of the Company’s assets; and

•

In October 2009 the line of credit was amended to increase the maximum available from $3 million to $3.5 million.

In June 2010, we failed to make the scheduled loan payments in accordance with the Greenleaf loan agreements, which triggered a default on our borrowings. Greenleaf did not immediately enforce any of its remedies under the Greenleaf loan agreements and the parties began to negotiate a forbearance agreement which would allow the Company to continue to operate.  In July 2010, Greenleaf agreed to pay transaction bonuses to Mr. Croteau and Ms. McGuire upon completion of a successful transaction, which are described under “EXECUTIVE COMPENSATION – Transaction Bonus” on page 34.

In August 2010, we entered into a Forbearance Agreement among the Company, our wholly owned subsidiaries, Workgroup Technology Corporation and Information Decisions Incorporated, and Greenleaf (the “Forbearance Agreement”).  In the Forbearance Agreement, Greenleaf agreed not to enforce its rights under the Greenleaf loan agreements during the term of the Forbearance Agreement, which expired on October 1, 2010.  Following the expiration of the Forbearance Agreement, no final actions were taken by Greenleaf to collect on the monies due them by foreclosing on the collateral.

In March 2011, in connection with the Recapitalization Transaction, we entered into a debt forgiveness agreement with Greenleaf whereby Greenleaf agreed to accept $2.75 million in cash and a $250,000 subordinated note in complete settlement of the $10.6 million indebtedness under the Greenleaf debt facilities. With respect to the $250,000 subordinated note, the largest aggregate amount of principal outstanding during fiscal 2011 was approximately $10.2 million and the amount outstanding as of June 8, 2011 was $250,000.  We did not make principal payments during fiscal 2011 other than the $2.75 million settlement, the amount of interest paid during fiscal 2011 was $14,303, and $448,188 of interest payable on the indebtedness which had accrued at a rate of 5.5% was forgiven as part of the debt forgiveness agreement with Greenleaf. The debt forgiveness agreement also included a general release from the Company to Greenleaf with respect to any and all liabilities related to the Greenleaf debt facilities. For more information regarding the Greenleaf subordinated note, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Liquidity and Capital Resources – Greenleaf Subordinated Note” beginning on page 31.

In March 2011, we also entered into a shareholder’s agreement with Greenleaf, pursuant to which Greenleaf agreed to vote all of its or its affiliates’ shares (including any shares subsequently acquired by Greenleaf) in accordance with the recommendations of our board of directors for a three year period ending on March 8, 2014. Additionally, in the event Greenleaf wishes to sell more than 75,000 shares of the Company’s common stock, the Company has the right to buy such shares on the same terms as under the proposed transaction.  We also retained the right to repurchase up to 202,721 shares held by Greenleaf at the purchase price of $24.66 per share, which right survives the expiration of the shareholder’s agreement indefinitely.

Transaction with Certain Beneficial Owners and Directors

As part of the Recapitalization Transaction in March 2011, we raised approximately $421,765 in cash from the issuance of 384,588 shares of common stock in a private placement to investors. Among the investors were: Joseph P. Mullaney, who was appointed as our President and Chief Executive Officer and elected as a member of our board of directors upon consummation of the Recapitalization Transaction; Robert B. Anthonyson, who was appointed as our Vice President of Business Development and elected as a member of our board of directors upon consummation of the Recapitalization Transaction; J. Phillip Cooper, who was elected as a member of our board of directors upon consummation of the Recapitalization Transaction; and Chandra Singh, who owned approximately 10.9% of our outstanding common stock prior to the Recapitalization Transaction and 12.8% after consummation of the transaction.

In connection with the private placement, we also entered into the Registration Rights Agreement with the Selling Shareholders, pursuant to which we agreed to file with the SEC a registration statement, of which this prospectus is a part, to cover the resale of the 384,588 shares of common stock issued in the private placement, within 90 calendar days after the closing of the private placement. We agreed to use our reasonable best efforts to have the registration statement, of which the prospectus is a part, declared effective as promptly as reasonable possible. We also agreed to use our reasonable best efforts to keep the registration statement continuously effective until the earlier of (i) such time as all of the shares have been sold by the Selling Shareholders and (ii) the date that all the shares may be sold immediately without registration under the Securities Act and without restrictions under Rule 144 of the Securities Act.

The Registration Rights Agreement also grants piggyback registration rights to the Selling Shareholders if we propose to register any of our equity securities under the Securities Act (other than on a registration statement on Form S-8 or S-4), whether for our own account or for the account of another person.

In March 2011, the Company paid a fee of $80,000 to Monadnock Advisors, LLC for advisory services provided in connection with identifying and closing on the Credit Facility with One Conant Capital in connection with the Recapitalization Transaction. Hank Nelson, a member of our board of directors, is the founder and principal of Monadnock Advisors, LLC.

We agreed in the Registration Rights Agreement to pay for all expenses, including the reasonable legal expenses of one counsel to the Selling Shareholders (not to exceed $25,000), relating to the registration of any shares thereunder.

Transactions with Joseph P. Mullaney

Mr. Mullaney originally joined the Company in 1990 as our Assistant Controller.  Mr. Mullaney held numerous positions within the Company before departing in December 2006, including serving as our President and Chief Executive Officer from June 2001 until his departure in December 2006. Mr. Mullaney rejoined the Company as our President and Chief Executive in connection with the consummation of the Recapitalization Transaction in March 2011.

In May 1998, while serving as the Company’s Chief Financial Officer, Mr. Mullaney was extended a non-interest bearing note in the amount of $134,000 as an inducement to exercise his vested options prior to their expiration date. This note currently remains outstanding and is not required to be repaid by Mr. Mullaney unless and until Mr. Mullaney sells any of the 3,635 shares he currently owns related to that exercise.

From February 2008 to October 2008, Mr. Mullaney was engaged by Greenleaf to perform various consulting services, related to the Company, at a monthly rate of $10,000. Under this arrangement, Mr. Mullaney was paid a total of $90,000 by Greenleaf.

In September 2009, Mr. Mullaney was hired by Greenleaf to assist Greenleaf in its effort to sell its debt and equity position in the Company to potential buyers, several of which were ultimately identified by Mr. Mullaney. Mr. Mullaney had identified three potential groups that had expressed interest in pursuing a transaction.  Greenleaf agreed to pay Mr. Mullaney a fee of either 3% or 5% of the value received by Greenleaf upon completion of a transaction with one of the three identified buyers if a transaction was completed. The percentage to be paid was to be based upon the level of involvement Mr. Mullaney had in closing the transaction, with the potential for such fees to be payable upon the completion of a transaction with a party other than those identified in the Advisory Agreement (which did not identify the investors in the eventual Recapitalization Transaction). Greenleaf was to be responsible for leading the negotiations and the due diligence with Mr. Mullaney providing support as reasonably requested by them.  In recognition of the Recapitalization Transaction, on July 25, 2011, Mr. Mullaney was paid $250,000 by Greenleaf in full and final satisfaction for his services provided under the advisory agreement. The $250,000 was remitted directly to One Conant Capital as partial collateral under the Company’s debt facilities.

For the four week period ended March 11, 2011, the Company paid Mr. Mullaney $5,000 per week as a consultant to assist the Company’s management team in completing numerous tasks leading up to the Recapitalization Transaction, including transition planning.

In connection with the Recapitalization Transaction, Mr. Mullaney personally guaranteed the Company’s performance under the $3.2 million Credit Facility with the Lender and assigned certain personal assets as collateral.

Transactions with Frederick A. Lake

Frederick A. Lake, a partner at the Michigan law firm of Lake, Waldorf & Schau, PLC, served on our board of directors from 2000 until March 11, 2011, at which time he resigned in connection with the consummation of the Recapitalization Transaction. Between August 2010 and February 2011, the Company paid Mr. Lake approximately $74,000 for professional services rendered in connection with his evaluation of various alternatives for resolving the Greenleaf debt default.

Transaction with Act3 Technologies, LLC

On November 1, 2011 the Company entered into an agreement with Act3 Technologies, LLC (“Act3”) pursuant to which it obtained the exclusive right to develop, commercialize and monetize certain intellectual property owned by Act3 relating to internet marketing software (the “Act3 IP”). The Company obtained these rights solely in exchange for its agreement to certain sharing of the proceeds that may be derived with Act3 if the Company is successful in commercializing the Act3 IP, provided that the Company first recover any development costs it may have incurred up to specified levels. The agreement does not obligate the Company to undertake any level of effort or expenditure in this regard and the decision whether to seek to commercialize the Act3 IP is solely in the Company’s discretion. The Company also has a right of first refusal to purchase Act3 through December 31, 2050. Joseph Mullaney, Robert Anthonyson and J. Phillip Cooper, each a member of our board of directors, own approximately 10%, 10%, and 3%, respectively, of the equity interests in Act3.

LEGAL MATTERS

The validity of the securities to be sold pursuant to this prospectus was passed upon by Edwards Angell Palmer & Dodge LLP, counsel to the Company.  Effective October 1, 2011 Edwards Angell Palmer & Dodge LLP changed its name to Edwards Wildman Palmer LLP.

EXPERTS

The consolidated financial statements for the years ended May 31, 2012 and May 31, 2011 appearing in this prospectus and registration statement have been audited by McGladrey LLP., an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, referred to as the Securities Act, with respect to the shares of our common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

SofTech, Inc.:

We have audited the accompanying consolidated balance sheets of SofTech, Inc. and subsidiaries as of May 31, 2012 and 2011, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss), and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SofTech, Inc. and subsidiaries as of May 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Boston, Massachusetts

August 27, 2012

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(in thousands)
	May 31,	May 31,
	2012	2011
ASSETS

Cash and cash equivalents	$595	$1,586
Accounts receivable (less allowance for uncollectible accounts of $29 as of May 31, 2012 and May 31, 2011)	757	907
Prepaid and other assets	308	387
Note receivable from product line sale	-	134
Total current assets	1,660	3,014

Property and equipment, net	42	58
Goodwill	4,246	4,256
Capitalized software development costs, net	172	-
Capitalized patent costs	82	-
Debt issuance costs, net	210	312
Notes receivable and other assets	136	136

TOTAL ASSETS	$6,548	$7,776

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$266	$239
Accrued expenses	333	838
Other current liabilities	70	168
Deferred maintenance revenue	2,194	2,301
Current portion of capital lease	5	5
Current portion of long-term debt	720	720

Total current liabilities	3,588	4,271

Capital lease, net of current portion	4	9
Other long-term liabilities	47	135
Long-term debt, net of current portion	1,480	2,250

Total liabilities	5,119	6,665

Shareholders’ equity :
Common stock, $0.10 par value 20,000,000 shares authorized, 995,135 and 995,249 issued and outstanding at May 31, 2012 and 2011
	100	100
Capital in excess of par value	27,478	27,582
Accumulated deficit	(25,693)	(26,137)
Accumulated other comprehensive loss	(456)	(434)
Total shareholders’ equity	1,429	1,111

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,548	$7,776

See accompanying notes to consolidated financial statements.

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	(in thousands, except for share and per share data)
	Years Ended

	May 31,	May 31,
	2012	2011

Revenue:
Products	$1,420	$1,120
Services	5,015	5,747
Total revenue	6,435	6,867

Cost of revenue:
Products	75	28
Services	1,335	1,380
Total cost of revenue	1,410	1,408

Gross margin	5,025	5,459

Research and development expenses	1,243	1,614
Selling, general and administrative expenses	2,984	3,956

Operating income (loss)	798	(111)

Interest expense	320	520
Other (income) expense, net	31	(67)

Income (loss) from continuing operations before income taxes	447	(564)
Provision for income taxes	3	18

Income (loss) from continuing operations	444	(582)

Discontinued operations:
Income from discontinued operations, net of tax	-	209
Gain on disposal of discontinued operations, net of tax	-	151
Net income from discontinued operations	-	360

Net income (loss)	$444	$(222)

Basic and diluted net income (loss) per share:
From continuing operations	$0.45	$(0.84)
From discontinued operations	-	0.52
Basic and diluted net income (loss) per share	$0.45	$(0.32)

Weighted average common shares outstanding-basic & diluted	995,135	698,115

See accompanying notes to consolidated financial statements.

SOFTECH, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)

	(in thousands, except for share and per share data)
	Years Ended

	May 31,	May 31
	2012	2011

Common stock:
Balance at beginning of year	$100	$61
Shares sold in private placement	-	39
Balance at end of year	100	100
Capital in excess of par value:
Balance at beginning of year	27,582	19,197
Debt forgiveness by shareholder (see Note F)	-	7,599
Issuance of common stock in private placement	-	383
Direct costs of shares issued in private placement	(112)	(137)
Shareholder payments on Company’s behalf (see Note F)	-	540
Stock based compensation	8	-
Balance at end of year	27,478	27,582
Accumulated deficit:
Balance at beginning of year	(26,137)	(25,915)
Net income (loss)	444	(222)
Balance at end of year	(25,693)	(26,137)
Accumulated other comprehensive loss:
Balance at beginning of year	(434)	(411)
Foreign currency translation adjustments	(22)	(23)
Balance at end of year	(456)	(434)

Total shareholders’ equity at end of year	$1,429	$1,111

Comprehensive income (loss)
Net income (loss)	$444	$(222)
Foreign currency translation adjustments	(22)	(23)

Total comprehensive income (loss)	$422	$(245)

Outstanding shares:
Balance at beginning of year	995,249	610,661
Shares issued in private placement	-	384,588
Fractional shares cashed out in 1-for-20 reverse stock split	(114)	-
Balance at end of year	995,135	995,249

See accompanying notes to consolidated financial statements.

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	( in thousands)
	Years Ended

	May 31,	May 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$444	$(222)
Less: Gain on disposal of discontinued operations	-	151
Less: Income from discontinued operations	-	209
Income (loss) from continuing operations	444	(582)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	156	55
Transaction bonus paid by affiliate (see Note F)	-	540
Noncash interest expense	-	441
Stock based compensation	8	-
Change in current assets and liabilities:
Accounts receivable	150	20
Prepaid expenses and other assets	67	(64)
Accounts payable, accrued expenses and other liabilities	(664)	498
Deferred maintenance revenue	(107)	(317)
Total adjustments	(390)	1,173
Net cash provided by operating activities	54	591

Cash flows from investing activities:
Capital expenditures	(17)	(8)
Proceeds from sale of product line	-	250
Receipts from note receivable from sale of product line	134	28
Capitalized software development costs	(184)	-
Capitalized patent costs	(82)	-
Net cash provided by (used in) investing activities	(149)	270

Cash flows from financing activities:
Proceeds from issuance of common stock, net of registration expenses	(112)	285
Borrowings under debt agreements	-	3,250
Repayment under debt agreements	(770)	(2,930)
Debt issuance costs	-	(330)
Repayments under capital lease	(5)	(25)
Net cash provided by (used in) financing activities	(887)	250

Net cash provided by operating activities of discontinued operations	-	121
Effect of exchange rates on cash	(9)	(39)
Increase (decrease) in cash and cash equivalents	(991)	1,193
Cash and cash equivalents, beginning of period	1,586	393
Cash and cash equivalents, end of period	$595	$1,586

Supplemental disclosures of cash flow information:
Interest paid	$228	$85
Income taxes paid	$10	$16
Supplemental disclosures of noncash investing and financing activities:
Forgiveness of debt	$-	$7,599
Note receivable issued in sale of product line	$-	$162
Issuance of subordinate note in Recapitalization Transaction	$-	$250

See accompanying notes to consolidated financial statements.

SOFTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.

DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

SofTech, Inc. (the “Company”) was formed in Massachusetts on June 10, 1969. The Company is engaged in the development, marketing, distribution and support of computer software solutions that serve the Product Lifecycle Management (“PLM”) industry. These solutions include software technology offerings for computer aided design as well as product data/lifecycle management and collaboration technologies, all of which fit under the broadly defined PLM industry. The Company’s operations are organized geographically with offices in the U.S. and European sales and customer support offices in Germany and Italy. The Company also has resellers in Asia and Europe.

The consolidated financial statements of the Company include the accounts of SofTech, Inc. and its wholly-owned subsidiaries, Information Decisions, Inc., Workgroup Technology Corporation, SofTech, GmbH and SofTech, Srl. All significant intercompany accounts and transactions have been eliminated in consolidation.

RECAPITALIZATION TRANSACTION

In March 2011, a transaction was completed (the “Recapitalization Transaction”) in which the Company:

•

issued an aggregate of 384,588 shares of common stock for an aggregate purchase price of $421,765, in a private placement transaction to eight investors;

•

consummated a $2.9 million term loan and a $300,000 line of credit from One Conant Capital, LLC, a subsidiary of People’s United Bank; and

•

consummated an agreement with Greenleaf Capital, Inc. (“Greenleaf”), the Company’s sole debt provider and largest shareholder at the time, whereby Greenleaf accepted $2,750,000 in cash and a $250,000 subordinated note in complete settlement of the $10.6 million of indebtedness then outstanding under the financing agreements with Greenleaf.

Upon consummation of the Recapitalization Transaction, the board of directors and chief executive officer were replaced.

REVERSE STOCK SPLIT

In May 2011, the Company‘s shareholders approved a 1-for-20 reverse stock split of outstanding shares of common stock which became effective June 7, 2011. All references to shares in the consolidated financial statements and accompanying notes, including but not limited to, number of shares and per share amounts, have been adjusted to reflect the reverse stock split retrospectively. Previously awarded options to purchase shares of common stock have also been retrospectively adjusted to reflect the reverse stock split. The par value of our common stock remained at $.10, and the total number of shares authorized for issuance under our articles of organization remained at 20,000,000.

DISCONTINUED OPERATIONS

As described in Note J below, in May 2011, the Company sold its AMT product line. Accordingly, the results of the AMT product line are being presented as discontinued operations. The operating results of the AMT product line have been shown net of income taxes in the Consolidated Statements of Operations as income from discontinued operations and gain on disposal.

RESUMPTION OF PUBLIC COMPANY REPORTING STATUS

In December 2011, in connection with the effectiveness of the Company’s registration statement (333-174818), it became subject again to the public reporting requirements under the Exchange Act.

B.

SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates included in the financial statements pertain to revenue recognition, the allowance for doubtful accounts receivable, and the valuation of long term assets including goodwill, intangibles, capitalized software development costs and deferred tax assets. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains cash at certain financial institutions in amounts that at times, exceed Federal Deposit Insurance Corporation limits.  Cash held in foreign bank accounts at May 31, 2012 totaled approximately $202,000. The Company does not believe it is exposed to significant credit risk related to cash and cash equivalents.

CONCENTRATION OF CREDIT RISK

The Company believes that the loss of one or more of our largest customers could have a material adverse effect on the business. During fiscal years 2012 and 2011, no customer exceeded ten percent of revenue. The Company generally does not require collateral on credit sales. Management evaluates the creditworthiness of customers prior to delivery of products and services and provides allowances at levels estimated to be adequate to cover any potentially uncollectible accounts. Bad debts are written off against the allowance when identified. The changes in the accounts receivable reserve are as follows (in thousands):

		Charged
	Balance,	to Costs		Balance,
For the Years	Beginning	and	Bad Debt	End of
Ended May 31,	of Period	Expenses	Write-offs	Period

2011	$29	$-	$-	$29

2012	$29	$-	$-	$29

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. The Company provides for depreciation and amortization on a straight-line basis over the following estimated useful lives:

Data Processing Equipment	2-5 years
Office furniture	5-10 years
Automobiles	4-6 years

Depreciation expense, including amortization of assets under capital lease, was approximately $31,000 and $37,000, for fiscal 2012 and 2011, respectively.

Maintenance and repairs are charged to expense as incurred; betterments are capitalized. At the time property and equipment are retired, sold, or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts. Any resulting gain or loss on disposal is credited or charged to income.

SOFTWARE DEVELOPMENT COSTS

The Company accounts for its software development costs in accordance with Accounting Standards Codification (“ASC”) 985, Costs of Computer Software to Be Sold, Leased or Marketed.  Costs that are incurred internally in researching and developing a computer software product are charged to expense until technological feasibility has been established for the product.  Once technological feasibility is established, software development costs are capitalized until the product is available for general release to customers.  Such costs are amortized using the straight-line method over the estimated economic life of the product, generally three years.  The Company evaluates the realizability of the assets and the related periods of amortization on a regular basis.  Judgment is required in determining when technological feasibility of a product is established as well as its economic life.

During fiscal year 2012, the Company capitalized approximately $184,000 of software development costs related to new products in development. Amortization expense related to capitalized software development for fiscal year 2012 was approximately $11,000.  The Company did not capitalize any software development costs during fiscal 2011.

DEBT ISSUANCE COSTS

The Company capitalizes the direct costs associated with entering into debt agreements and amortizes those costs over the life of the debt agreement.  During fiscal 2011, the Company incurred total costs of approximately $330,000 in connection with entering into the debt agreement with People’s United Bank and its subsidiary, One Conant Capital, LLC.  These costs have been capitalized and are being amortized over the three year life of the loan.  Amortization expense related to debt issuance costs for fiscal year 2012 and 2011 were approximately $114,000 and $18,000, respectively.

INCOME TAXES

The provision for income taxes is based on the earnings or losses reported in the consolidated financial statements. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company provides a valuation allowance against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.

In July, 2006, the Financial Accounting Standards Board (“FASB”) issued ASC 740, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in tax positions taken. ASC 740 provides guidance on the measurement, recognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. ASC 740 became effective as of January 1, 2007. The Company believes that there are no uncertain tax positions or liabilities for interest and penalties associated with uncertain tax positions as of July 1, 2006 and May 31, 2012. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for federal and state income taxes. In accordance with the applicable statute of limitations, the Company’s tax returns could be audited by the Internal Revenue Service and various states for the fiscal years ended 2009 to 2011.

REVENUE RECOGNITION

Revenue from software license sales is recognized when persuasive evidence of an arrangement exists, delivery of the product has been made, and a fixed fee and collectability has been determined. The Company does not provide for a right of return. For multiple element arrangements, total fees are allocated to each of the undelivered elements based upon vendor specific objective evidence of their fair values, with the residual recognized as revenue for the delivered elements.  Revenue from customer maintenance support agreements is deferred and recognized ratably over the term of the agreements, typically one year. Revenue from engineering, consulting and training services is recognized as those services are rendered using a proportional performance model.

PATENT COSTS

Costs related to patent applications are capitalized as incurred and are amortized once the patent application is accepted or are expensed if the application is finally rejected.  Patent costs are amortized over their estimated economic lives under the straight-line method, and are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable through the estimated undiscounted future cash flows from the use of the associated patent. Capitalized patent costs totaled approximately $82,000 for the fiscal year ending May 31, 2012.  The Company did not capitalize any patent costs during fiscal 2011.

ACCOUNTING FOR GOODWILL

The Company accounts for goodwill pursuant to ASC 350, Intangibles – Goodwill and Other. This requires that goodwill be reviewed annually, or more frequently as a result of an event or change in circumstances, for possible impairment with impaired assets written down to fair value. Additionally, existing goodwill and intangible assets must be assessed and classified within the statement’s criteria.

As of May 31, 2012, the Company conducted its annual impairment test of goodwill by comparing the fair value of the reporting unit to the carrying amount of the underlying assets and liabilities of its single reporting unit. The Company determined that the fair value of the reporting unit exceeded the carrying amount of the assets and liabilities, therefore no impairment existed as of the testing date. The Company concluded that no facts or circumstances arose during fiscal year 2012 to warrant an interim impairment test.

On May 24, 2011, the Company sold its AMT product line (see Note J).  The Company allocated a portion of its goodwill to the AMT product line based on its fair value compared to the fair value of the total Company.  This allocation of goodwill was included in the derivation of the gain on the disposal of discontinued operations.

LONG-LIVED ASSETS

The Company periodically reviews the carrying value of all intangible and other long-lived assets. If indicators of impairment exist, the Company compares the undiscounted cash flows estimated to be generated by those assets over their estimated economic life to the related carrying value of those assets to determine if the assets are impaired. If the carrying value of the asset is greater than the estimated undiscounted cash flows, the carrying value of the assets would be decreased to their fair value through a charge to operations. As of May 31, 2012, the Company does not have any long-lived assets it considers to be impaired.

FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, accounts receivable, notes receivable, accounts payable, and short and long term debt. The Company’s estimate of the fair value of these financial instruments approximates their carrying amounts at May 31, 2012. The Company sells its products to a wide variety of customers in numerous industries. A large portion of the Company’s revenue is derived from customers with which the Company has an existing relationship and established credit history. For new customers for whom the Company does not have an established credit history, the Company performs evaluations of the customer’s credit worthiness prior to accepting an order. The Company does not require collateral or other security to support customer receivables. The Company’s allowance for uncollectible accounts was approximately $29,000 at May 31, 2012 and May 31, 2011, respectively.

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company’s foreign operations (Germany, and Italy) is the Euro. As a result, assets and liabilities are translated at period-end exchange rates and revenues and expenses are translated at the average exchange rates. Adjustments resulting from translation of such financial statements are classified in accumulated other comprehensive income (loss). Foreign currency gains and losses arising from transactions were included in operations in fiscal year 2012 and 2011. In fiscal year 2012 and 2011, the Company recorded a net (gain) loss from foreign currency related transactions of approximately $37,000 and ($65,000), respectively, to Other (income) expense, net in the Consolidated Statements of Operations.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is a more inclusive reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss). To date, the Company’s comprehensive income (loss) items includes only foreign translation adjustments.  Comprehensive income (loss) has been included in the Consolidated Statement of Changes in Shareholders’ Equity and Comprehensive Income (Loss) for all periods.

NET INCOME (LOSS) PER COMMON SHARE

Basic and diluted net income (loss) per share from continuing operations and from discontinued operations is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding. Diluted net income per share is computed by dividing net income by the weighted-average number of common and equivalent dilutive common shares outstanding.  For periods in which losses are reported potentially dilutive common stock equivalents are excluded from the calculation of diluted loss per share because the effect is anti-dilutive.

The following table details the derivation of weighted average shares outstanding used in the calculation of basic and diluted net income (loss) from continuing operations and from discontinued operations for each period:

	Years Ended
	May 31, 2012	May 31, 2011
	(Amounts in thousands, except share amounts)

Net income (loss) available to common shareholders	$444	$(222)

Weighted average number of common shares outstanding used in calculating basic and diluted earnings per share	995,135	698,115

For the fiscal years ending May 31, 2012 and May 31, 2011, 10,000 and 1,350 options, respectively, to purchase common shares were anti-dilutive and were excluded from the above calculation.

STOCK-BASED COMPENSATION

Stock-based compensation expense for all stock-based payment awards made to employees and directors is measured based on the grant-date fair value of the award.  The Company estimated the fair value of each share-based award using the Black-Scholes option valuation model. The Black-Scholes option valuation model incorporates assumptions as to stock price volatility, the expected life of options, a risk-free interest rate and dividend yield. The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the award.

The Company’s 1994 Stock Option Plan provided for the granting of stock options at an exercise price not less than fair market value of the stock on the date of the grant and with vesting schedules as determined by the Board of Directors. No new options could be granted under the Plan after fiscal year 2004 and all stock options had vested prior to May 31, 2009.  During fiscal 2012, all options awarded under the 1994 Stock Option Plan expired unexercised. In May 2011, the 2011 Equity Incentive Plan (the “2011 Plan”) was approved by the Company’s shareholders, pursuant to which 150,000 shares of our common shares are reserved for issuance. Additionally, any shares subject to any award under the 2011 Plan that expires, is terminated unexercised or is forfeited will be available for awards under the 2011 Plan. The Company may grant stock options, restricted stock, restricted stock units, stock equivalents and awards of shares of common stock that are not subject to restrictions or forfeiture under the 2011 Plan.  As of May 31, 2012, 10,000 options were awarded under the 2011 Plan.

The following table summarizes option activity under the 1994 and the 2011 Stock Option Plan:

		Weighted	Weighted-
		Average	Average
	Number of	Exercise Price	Remaining	Aggregate
	Options	Per Share	Life (in years)	Intrinsic Value

Outstanding options at May 31, 2010	5,550	$4.00	1.78	$770
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or expired	(4,200)	4.64	-	-

Outstanding options at May 31, 2011	1,350	1.80	0.50	810
Granted	10,000	2.40	10.00	-
Exercised	-	-	-	-
Forfeited or expired	(1,350)	.86		-

Outstanding options at May 31, 2012	10,000	$2.40	9.02	$-

Exercisable at May 31, 2012	3,056	$2.40	9.02	$-

The Company determined the volatility for options granted during the fiscal year ended May 31, 2012 using the historical volatility of the Company’s common stock. The expected life of options has been determined utilizing the “simplified” method as prescribed in ASC 718 Compensation, Stock Compensation. The expected life represents an estimate of the time options are expected to remain outstanding. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

For the fiscal year ended May 31, 2012, the Company expensed approximately $8,000 of stock-based compensation.  The Company had approximately $16,000 of unrecorded stock based compensation as of May 31, 2012 which will be recognized over the next 2.25 years.  The weighted-average fair value of each option granted in the fiscal year ended May 31, 2012 is estimated as $2.35 on the date of grant using the Black-Scholes model with the following weighted average assumptions:

Expected life	5.77 years
Assumed annual dividend growth rate	0%
Expected volatility	188%
Risk free interest rate	1.86%

NEW ACCOUNTING PRONOUNCEMENTS

In December 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-28, “Intangibles-Goodwill and Other: When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.” ASU 2010-28 amends ASC Topic 305 requiring an entity that has recognized goodwill and has one or more reporting units whose carrying amount for the purposes of performing Step 1 of the impairment test is zero or negative to perform Step 2 of the goodwill impairment test. The changes to the ASC as a result of this update are effective for interim periods and fiscal years beginning after December 15, 2010. The adoption of this guidance had no material impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles-Goodwill and Other: Testing Goodwill for Impairment.” This standard was issued to address concerns about the cost and complexity of performing the first step of the two-step goodwill impairment test required under Topic 350, Intangibles-Goodwill and Other. The objective of this ASU was to simplify how entities, both public and nonpublic, test goodwill for impairment. The amendments in the ASU permit an entity to first assess qualitative factors in determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. An entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The guidance is effective for impairment tests for fiscal years beginning after December 15, 2011. The Company believes the adoption of this guidance had no material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which changes the existing guidance on the presentation of comprehensive income. Entities had the option of presenting the components of net income and other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. Entities no longer have the option of presenting the components of other comprehensive income within the statement of changes in stockholders’ equity. ASU No. 2011-05 is effective on a retrospective basis for fiscal years, and interim periods within those years, beginning after December 15, 2011, which for the Company is the first quarter of fiscal 2013. In December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which defers changes in ASU No. 2011-05 that related to the presentation of reclassification adjustments. The adoption of the remaining guidance provided in ASU No. 2011-05 will result in a change to the Company’s current presentation of comprehensive income but will have no impact on the Company’s financial condition, results of operations, or cash flows.

C.

INCOME TAXES

The provision for income taxes includes the following for the years ended May 31 (in thousands):

	2012	2011
Federal	$-	$-
Foreign	-	8
State and local	3	10
Total current provision	3	18
Deferred provision	198	3,768
Valuation allowance	(198)	(3,768)
Total deferred provision	-	-
Total provision	$3	$18

The domestic and foreign components of income (loss) from continuing operations before income taxes were as follows for the years ended May 31 (in thousands):

	2012	2011
Domestic	$414	$(465)
Foreign	33	(99)
	$447	$(564)

At May 31, 2012, the Company had Federal net operating loss carryforwards of $19.1 million that begin expiring in 2022, and are available to reduce future taxable income. The utilization of the remaining net operating loss carryforwards may be subject to limitation based on past and future changes in ownership of the Company pursuant to Internal Revenue Code Section 382. The Company also has an alternative minimum tax credit of approximately $200,000 that has no expiration date that was available as of May 31, 2012.

The Company’s effective income tax rates can be reconciled to the federal and state statutory income tax rate for the years ended May 31 as follows:

	2012	2011
Federal statutory rate	(34)%	(34)%
State	-	2
Foreign	-	1
Permanent items	-	160
Valuation reserve	(34)	(126)
Effective tax rate	-	3%

Deferred tax assets (liabilities) were comprised of the following at May 31 (in thousands):

	2012	2011
Deferred tax assets
Net operating loss carryforwards	$6,829	$6,465
Tax credit carryforwards	254	258
Receivables allowances	11	11
Vacation pay accrual	36	34
Other accruals	2	12
Depreciation	36	29
Differences in book and tax basis of assets of acquired businesses	(576)	(18)
Total gross deferred tax assets	6,592	6,791
Valuation allowance	(6,592)	(6,791)
Net deferred tax asset	$-	$-

Due to the uncertainties regarding the realization of certain favorable tax attributes in future tax returns, the Company has established a valuation reserve against the otherwise recognizable net deferred tax assets. Changes in the valuation allowance impacted deferred tax expense by approximately $.2 million and $3.8 million for fiscal year 2012 and 2011, respectively.

D.

EMPLOYEE RETIREMENT PLANS

The Company has an Internal Revenue Code Section 401(k) plan covering substantially all U.S. based employees and offers an employer match of a portion of an employee’s voluntary contributions. The aggregate expense related to this employer match for fiscal years 2012 and 2011 was approximately $54,000 and $58,000, respectively.

E.

SEGMENT INFORMATION

The Company operates in one reportable segment and is engaged in the development, marketing, distribution and support of computer aided design and product data management and collaboration computer solutions. The Company’s operations are organized geographically with offices in the U.S. and foreign offices in Germany and Italy. Components of revenue and long-lived assets (consisting primarily of intangible assets, capitalized software and property, plant and equipment) by geographic location, are as follows (in thousands):

	Years Ended
Revenue:	May 31, 2012	May 31, 2011
North America	$4,744	$5,263
Asia	577	610
Europe	1,765	1,724
Eliminations	(651)	(730)
Consolidated Total	$6,435	$6,867

Long-Lived Assets:	As of May 31, 2012	As of May 31, 2011
North America	$4,769	$4,618
Europe	119	144
Consolidated Total	$4,888	$4,762

F.

RELATED PARTY TRANSACTIONS

From fiscal 1998 through the Recapitalization Transaction, Greenleaf was the Company’s sole external source of debt capital. Through a series of conversions of debt to equity along with open market purchases Greenleaf had acquired beneficial ownership of approximately 44% of the Company common shares.

Immediately prior to the Recapitalization Transaction, the Company was indebted to Greenleaf for approximately $10.6 million including approximately $441,000 of interest expense accrued during fiscal year 2011, but not paid. Greenleaf accepted a cash payment of $2,750,000 and a subordinated note in the amount of $250,000 in full satisfaction of the $10.6 million of indebtedness.

The Company recorded approximately $7.6 million of debt forgiveness as an increase to Shareholders’ Equity and a reduction in debt and accrued interest expense given Greenleaf’s position as a significant shareholder.

In addition, subsequent to the completion of the Recapitalization Transaction, Greenleaf paid the Chief Financial Officer and the former Chief Executive Officer transaction bonuses totaling $540,000 for assisting in the completion of the Recapitalization Transaction. Due to Greenleaf’s ownership position, we recorded these payments as fiscal year 2011 expenses and as an additional equity investment by Greenleaf.

G.

DEBT

ONE CONANT CAPITAL

The Company entered into a $3.2 million credit facility with One Conant Capital, LLC, an affiliate of People’s United Bank, as lender (the “Lender”), consisting of a $2.9 million term loan and a $300,000 revolving line of credit (the “Credit Facility”).  The Credit Facility is provided pursuant to a Loan, Pledge and Security Agreement, dated as of March 8, 2011, between the Company and the Lender (the “Loan Agreement”).  The Credit Facility is guaranteed by Joseph Mullaney, our President and Chief Executive Officer, pursuant to a Guaranty Agreement, dated as of March 8, 2011, by Mr. Mullaney in favor of the Lender, under which Mr. Mullaney has fully and unconditionally guaranteed the performance of the Company under the Credit Facility and by the Company’s subsidiaries, Information Decisions, Incorporated and Workgroup Technology Corporation (the “Subsidiary Guarantors”) pursuant to a Guaranty Agreement, dated as of March 8, 2011, by the Subsidiary Guarantors in favor of the Lender, under which the Subsidiary Guarantors have fully and unconditionally guaranteed the performance of the Company under the Credit Facility.  As of May 31, 2012, the Company had approximately $1.95 million outstanding under the Credit Facility.

Each of the term loan and the revolving line of credit has a three year term and matures on February 28, 2014.  Amounts borrowed under each of the term loan and the revolving line of credit bear interest at the annual rate equal to the greater of (i) the Prime Rate (as defined in the Loan Agreement) plus three percent, (ii) LIBOR plus five and one half percent, and (iii) ten percent, per annum.  If the Company’s Leverage Ratio (as defined in the Loan Agreement) is 1.5:1.0 or less for two consecutive fiscal quarters, the minimum interest rate is reduced to eight percent.  In addition, the Company is obligated to pay a quarterly fee of 1.5% of revenue throughout the term of the Credit Facility.  On May 31, 2012, the Company and Lender amended the Loan Agreement to reduce the Fixed Charge Ratio for all future fiscal quarters beginning May 31, 2012 and to allow the Company to enter into capital leases for capital expenditures up to $200,000.

Under the term loan, commencing March 31, 2011 and continuing for 35 months, the Company must pay the Lender monthly principal installments in the aggregate amount of $60,000 per month.  On each of September 30, 2012 and September 30, 2013, the Company must pre-pay unpaid principal, in an amount equal to 50% of Excess Cash Flow (as defined in the Loan Agreement) from the Company’s immediately preceding fiscal year.  The Company must make a final balloon payment of all unpaid principal and interest on the February 28, 2014 maturity date.

The Loan Agreement contains customary representations, warranties and covenants, including a number of restrictive loan covenants, which restrict the Company’s ability to take any of the following actions, among others, without prior written consent of the Lender: (i) incur additional indebtedness; (ii) pay or declare dividends; (iii) enter into a business substantially different from existing operations; (iv) issue or authorize any additional or new equity that will result in a change of control; and (v) take any corporate action outside the ordinary course of business.

The Loan Agreement also includes certain financial covenants measured on the last day of each fiscal quarter throughout the term of the Credit Facility.

The Loan Agreement provides for events of default customary for credit facilities of this type, including but not limited to non-payment, misrepresentation, breach of covenants and bankruptcy.  Upon an event of default, the interest rate on all outstanding obligations may be increased and the Lender may accelerate payment of all outstanding loans.

The Credit Facility is secured by all of our assets pursuant to the terms of the Loan Agreement and an Intellectual Property Security Agreement dated as of March 8, 2011 between the Company and the Lender.  As additional security for the Credit Facility, (i) the Subsidiary Guarantors have granted liens on all of their assets in favor of the Lender pursuant to a Security Agreement dated as of March 8, 2011 between the Subsidiary Guarantors and the Lender and an Intellectual Property Security Agreement dated as of March 8, 2011 between Workgroup Technology Corporation and the Lender, and (ii) Mr. Mullaney has pledged all of his stock in the Company, as well as certain personal assets, in favor of the Lender pursuant to a Pledge and Security Agreement dated as of March 8, 2011 between Joseph Mullaney and the Lender.  Substantially all of the Company’s U.S. based cash balances are maintained at People’s United Bank.

GREENLEAF SUBORDINATED NOTE

On March 8, 2011, the Company also entered into an agreement with Greenleaf, under which Greenleaf agreed to accept $2.75 million in cash and a $250,000 subordinated note (the “Greenleaf Note”) in complete settlement of its $10.6 million indebtedness. The Greenleaf Note is subordinated to the Credit Facility in accordance with a Subordination and Intercreditor Agreement, dated as of March 8, 2011, among the Company, the Lender and Greenleaf (the “Subordination Agreement”).  Interest on the Greenleaf Note accrues at the annual rate of five percent.  Accrued interest only is payable monthly commencing May 1, 2011.  Principal must be paid from fifty percent of Excess Cash Flow (as defined in the Loan Agreement), commencing September 30, 2012.  All principal plus unpaid accrued interest is due on the later of February 28, 2014 and the date on which all amounts due under the Credit Facility are paid in full.  The Company’s obligations under the Greenleaf Note are (i) secured by liens on the assets of the Company pursuant to a Security Agreement dated March 25, 2009, between the Company and Greenleaf, as amended, (ii) secured by liens on the assets of the Subsidiary Guarantors pursuant to Security Agreements dated August 26, 2010, between each Subsidiary Guarantor and Greenleaf, as amended, and (iii) guarantied by each Subsidiary Guarantor pursuant to Guaranties dated August 26, 2010 by each Subsidiary Guarantor in favor of Greenleaf, as amended.  All liens securing the Greenleaf Note are expressly subordinated to the liens of the Lender pursuant to the Subordination Agreement.

H.

LEASE COMMITMENTS

OPERATING LEASES

The Company conducts its operations in office facilities leased through March 2014. Rental expense for fiscal years 2012 and 2011 was approximately $210,000 and $212,000, respectively.

At May 31, 2012, minimum annual rental commitments under noncancellable leases were as follows (in thousands):

Gross
Fiscal Year	Commitment
2013	165
2014	82

CAPITAL LEASES

In September 2009, the Company acquired capital equipment through a capital lease agreement with a financial institution for a term of 50 months, with a $1 purchase option.  The assets are amortized over the life of the related lease and amortization of the assets is included in depreciation expense for fiscal year 2012 and 2011.  Minimum annual future lease payments under the capital lease as of May 31, 2012 are as follows (in thousands):

2013	$7
2014	3

Minimum lease payment	10
Amount representing interest	(1)

Present value of minimum lease payments	$9

Current	$5
Long Term	$4

I.

NOTE RECEIVABLE

Joseph Mullaney, the Company’s CEO, was extended a non-interest bearing note in the amount of $134,000 related to a stock transaction in May 1998. The note is partially secured by the Company stock acquired in that transaction. The Company has accounted for the note as a fixed arrangement.

J.

DISCONTINUED OPERATIONS

In May 2011, the Company sold its AMT product line in exchange for $250,000 in cash and a note receivable for $162,500 which was paid in full during fiscal year 2012.

In accordance with ASC 205-20, Presentation of Financial Statements – Discontinued Operations, the accompanying consolidated balance sheets, statements of operations and cash flows present the operating results and the assets and liabilities of AMT as discontinued operations. Following completion of the Recapitalization Transaction in March 2011, the new management team determined that the AMT product line was not a strategic component of the ongoing business. AMT’s technologies are aimed directly at small Tool & Die shops located primarily in Michigan and Indiana performing services for the automotive industry. We entered into direct negotiations with the long tenured manager of that product line that resulted in the completion of the sale on May 24, 2011.

The AMT assets and liabilities were transferred to the buyer on May 24, 2011 therefore there are no assets or liabilities related to discontinued operations as of May 31, 2011.

The operating results of discontinued operations included on the Consolidated Statements of Operations for the year ended May 31 were as follows (in thousands):

2011

Revenue	$547
Cost of revenue	99
Gross margin	448

Research and development expenses	194
Selling, general and administrative expenses	45

Income from discontinued operations before income taxes	209
Provision for income taxes	-
Income from discontinued operations	$209

Expenses related to centrally provided general and administrative services such as human resources, accounting, cash management, payroll and management were not allocated to the AMT product line. No allocation of interest expense was included in the operating results of AMT.

K.  RIGHTS AGREEMENT

On February 3, 2012, the Company entered into a Rights Agreement with Registrar and Transfer Company, as Rights Agent, dated as of February 3, 2012 (the “Rights Agreement”). By adopting the Rights Agreement, the Board of Directors was seeking to protect the Company’s ability to carry forward its net operating losses and certain other tax attributes (collectively, “NOLs”). The Company has experienced and may continue to experience substantial operating losses, and for federal and state income tax purposes, the Company may “carry forward” net operating losses in certain circumstances to offset current and future taxable income, which will reduce federal and state income tax liability, subject to certain requirements and restrictions. These NOLs are a valuable asset of the Company, which may inure to the benefit of the Company and its shareholders. However, if the Company experiences an “ownership change,” as defined in Section 382 of the Internal Revenue Code (the “Code”), its ability to use the NOLs could be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could significantly impair the value of the Company’s NOL asset. Generally, an “ownership change” occurs if the percentage of the Company’s stock owned by one or more “five percent stockholders” increases by more than fifty percentage points over the lowest percentage of stock owned by such stockholders at any time during the prior three-year period or, if sooner, since the last “ownership change” experienced by the Company. An NOL rights agreement like the Rights Agreement with a 4.99% “trigger” threshold is intended to act as a deterrent to any person acquiring 4.99% or more of the outstanding shares of Common Stock without the approval of the Board of Directors. This would protect the Company’s NOL asset because changes in ownership by a person owning less than 4.99% of the Common Stock are not included in the calculation of “ownership change” for purposes of Section 382 of the Code.

In connection with the Rights Agreement, the Board of Directors of the Company declared a dividend of one common share purchase right (a “Right”) for each outstanding share of common stock, par value $.10 per share, of the Company (the “Common Stock”). The dividend was issued on February 15, 2012 to the stockholders of record on February 15, 2012. Each Right entitles the registered holder to purchase from the Company one share of Common Stock in certain circumstances at a price of $5.00 per share of Common Stock, subject to adjustment.

In the event that a person or group of affiliated or associated persons becomes an Acquiring Person, as defined in the Rights Agreement, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of Common Stock having a market value of two times the purchase price of the Right.

L.  SUBSEQUENT EVENTS

The Company has evaluated all events and transactions that occurred after the balance sheet and through the date that these consolidated condensed financial statements were available to be issued.

In June 2012 the Company sold three patents related to its CADRA technology in exchange for approximately $200,000 and a portion of any future net recoveries, in the event the buyer collects monies associated with the patents.

SOFTECH, INC. AND SUBSIDIARIES

 CONSOLIDATED CONDENSED BALANCE SHEETS

	(in thousands)
	(unaudited)
	August 31, 2012	May 31, 2012
ASSETS

Cash and cash equivalents	$100	$595
Accounts receivable (less allowance for uncollectible accounts of $29 as of August 31, 2012 and May 31, 2012)	657	757
Prepaid and other assets	282	308
Total current assets	1,039	1,660

Property and equipment, net	35	42
Goodwill	4,246	4,246
Capitalized software development costs, net	270	172
Capitalized patent costs	88	82
Debt issuance costs, net	186	210
Notes receivable and other assets	136	136

TOTAL ASSETS	$6,000	$6,548

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$272	$266
Accrued expenses	305	333
Other current liabilities	71	70
Deferred maintenance revenue	1,697	2,194
Current portion of capital lease	5	5
Current portion of long-term debt	720	720

Total current liabilities	3,070	3,588

Capital lease, net of current portion	3	4
Other long-term liabilities	30	47
Long-term debt, net of current portion	1,300	1,480

Total liabilities	4,403	5,119

Shareholders’ equity :
Common stock, $0.10 par value 20,000,000 shares authorized, 995,135 issued and outstanding at August 31, 2012 and May 31, 2012	100	100
Capital in excess of par value	27,480	27,478
Accumulated deficit	(25,521)	(25,693)
Accumulated other comprehensive loss	(462)	(456)
Total shareholders’ equity	1,597	1,429

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,000	$6,548

See accompanying notes to unaudited consolidated financial statements.

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	(in thousands, except for share and per share data)
	For the Three Months Ended

	August 31,	August 31,
	2012	2011

Revenue:
Products	$215	$303
Services	1,165	1,261
Royalties from sale of patents	190	-
Total revenue	1,570	1,564

Cost of revenue:
Products	25	8
Services	308	340
Total cost of revenue	333	348

Gross margin	1,237	1,216

Research and development expenses	244	383
Selling, general and administrative expenses	758	708

Operating income	235	125

Interest expense	65	91
Other income	(3)	(19)

Net income	$173	$53

Basic and diluted net income per share:	$0.17	$0.05

Weighted average common shares outstanding-basic	995,135	995,135
Weighted average common shares outstanding-diluted	1,001,234	1,005,044

See accompanying notes to unaudited consolidated financial statements.

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF

COMPREHENSIVE INCOME (UNAUDITED)

	(in thousands, except for share and per share data)
	For the Three Months Ended

	August 31,	August 31,
	2012	2011

Net income	$173	$53

Other comprehensive income:
Foreign currency translation adjustment	(6)	(22)

Total other comprehensive income	(6)	(22)

Comprehensive income	$167	$31

See accompanying notes to unaudited consolidated financial statements.

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	( in thousands)
	For the Three Months Ended

	August 31,	August 31,
	2012	2011
Cash flows from operating activities:
Net income	$173	$53
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	48	38
Stock-based compensation	2	2
Change in current assets and liabilities:
Accounts receivable	102	195
Prepaid expenses and other assets	19	9
Accounts payable, accrued expenses and other liabilities	(40)	(307)
Deferred maintenance revenue	(500)	(500)
Total adjustments	(369)	(563)
Net cash used in operating activities	(196)	(510)

Cash flows from investing activities:
Collection of note receivable from sale of product line	-	42
Capitalized software development costs	(111)	-
Capitalized patent costs	(6)	-
Net cash provided by (used in) investing activities	(117)	42

Cash flows from financing activities:
Cost of issuance of common stock	-	(88)
Repayment under debt agreements	(180)	(180)
Repayments under capital lease	(1)	(1)
Net cash used in financing activities	(181)	(269)

Effect of exchange rates on cash	(1)	(22)
Decrease in cash and cash equivalents	(495)	(759)
Cash and cash equivalents, beginning of period	595	1,586
Cash and cash equivalents, end of period	$100	$827

Supplemental disclosures of cash flow information:
Interest paid	$42	$72
Taxes paid	$2	$3

See accompanying notes to unaudited consolidated financial statements

SOFTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

A.

Description of the Business and Basis of Presentation

SofTech, Inc. (the “Company”) was formed in Massachusetts on June 10, 1969. The Company is engaged in the development, marketing, distribution and support of computer software solutions that serve the Product Lifecycle Management (“PLM”) industry. These solutions include software technology offerings for computer aided design as well as product data/lifecycle management and collaboration technologies, all of which fit under the broadly defined PLM industry. The Company’s operations are organized geographically with offices in the U.S. and European sales and customer support offices in Germany and Italy. The Company also has resellers in Asia and Europe.

Since the Recapitalization Transaction described hereunder, the Company has also been actively engaged in acquiring and filing three new U.S. patents, evaluating alternatives for monetizing its existing patents and investigating the acquisition of specific patents already awarded that might enhance our value. It is expected that this kind of activity will become an increasing area of focus and investment over the coming years.

The consolidated financial statements of the Company include the accounts of SofTech, Inc. and its wholly-owned subsidiaries, Information Decisions, Inc. (“IDI”), Workgroup Technology Corporation (“WTC”), SofTech, GmbH and SofTech, Srl. All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission without audit; however, in the opinion of management, the information presented reflects all adjustments which are of a normal recurring nature and elimination of intercompany transactions which are necessary to present fairly the Company’s financial position and results of operations. It is recommended that these consolidated condensed financial statements be read in conjunction with the financial statements and the notes thereto included in the Company’s fiscal 2012 results included in the previously filed Form 10-K.

RECAPITALIZATION TRANSACTION

In March 2011, a transaction was completed (the “Recapitalization Transaction”) in which the Company:

•

issued an aggregate of 384,588 shares of common stock for an aggregate purchase price of $421,765, in a private placement transaction to eight investors;

•

consummated a $2.9 million term loan and a $300,000 line of credit from One Conant Capital, LLC, a subsidiary of People’s United Bank; and

•

consummated an agreement with Greenleaf Capital, Inc. (“Greenleaf”), the Company’s sole debt provider and largest shareholder at the time, whereby they accepted $2,750,000 in cash and a $250,000 subordinated note in complete settlement of the $10.6 million of indebtedness then due under its loan agreements with the Company.

Upon consummation of the Recapitalization Transaction, the board of directors and chief executive officer were replaced.

RESUMPTION OF PUBLIC COMPANY REPORTING STATUS

In December 2011, in connection with the effectiveness of our registration statement (333-174818), we became subject again to the public reporting requirements under the Exchange Act.

B.

Significant Accounting Policies

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates included in the financial statements pertain to revenue recognition, the allowance for doubtful accounts receivable, and the valuation of long term assets including goodwill, intangibles, capitalized software development costs and deferred tax assets. Actual results could differ from those estimates.

REVENUE RECOGNITION

We follow the provisions of the Accounting Standards Codification (“ASC”) 985, Software for transactions involving the licensing of software and software support services. Revenue from software license sales is recognized when persuasive evidence of an arrangement exists, delivery of the product has been made, and a fixed fee and collectability has been determined. The Company does not provide for a right of return. For multiple element arrangements, total fees are allocated to each of the undelivered elements based upon vendor specific objective evidence (“VSOE”) of their fair values, with the residual amount recognized as revenue for the delivered elements, using the residual method set forth in ASC 985. Revenue from customer maintenance support agreements is deferred and recognized ratably over the term of the agreements, typically one year. Revenue from engineering, consulting and training services is recognized as those services are rendered using a proportional performance model.

We follow the provisions of ASC 605, Revenue Recognition for transactions that do not involve the licensing of software or software support services as in the case of the recent sale of our patents. Revenue from the sale of patents is recorded when persuasive evidence of an arrangement exists, delivery has taken place and a fixed fee and collectability has been determined. These conditions are no different from those when we license software. For multiple element arrangements, however, under ASC 605, total fees are allocated to each of the elements based upon the relative selling price method. Under that method the allocation of fees to the undelivered elements is based on VSOE, or if it doesn’t exist, then based on third party evidence of selling price. If neither exists, then the allocation is based on management’s best estimate of the selling price.

SOFTWARE DEVELOPMENT COSTS

The Company accounts for its software development costs in accordance with 985-20, Costs of Computer Software to Be Sold, Leased or Marketed.  Costs that are incurred internally in researching and developing a computer software product are charged to expense until technological feasibility has been established for the product.  Once technological feasibility is established, software development costs are capitalized until the product is available for general release to customers.  Such costs are amortized using the straight-line method over the estimated economic life of the product, generally three years.  The Company evaluates the realizability of the assets and the related periods of amortization on a regular basis.  Judgment is required in determining when technological feasibility of a product is established as well as its economic life.

During the three months ended August 31, 2012, the Company capitalized approximately $111,000 of software development costs related to new products. Amortization expense related to capitalized software development for the three months ending August 31, 2012 was approximately $12,000.  The Company did not capitalize any software development costs for the comparable period in fiscal 2012.

DEBT ISSUANCE COSTS

The Company capitalizes the direct costs associated with entering into debt agreements and amortizes those costs over the life of the debt agreement.  During fiscal 2011, the Company incurred total costs of approximately $330,000 in connection with entering into the debt agreement with People’s United Bank and its subsidiary, One Conant Capital, LLC.  These costs have been capitalized and are being amortized over the three year life of the loan.  Amortization expense related to debt issuance costs for each of the three month periods ended August 31, 2012 and 2011 were approximately $29,000.

ACCOUNTING FOR GOODWILL

The Company accounts for goodwill pursuant to the provisions of the ASC 350, Intangibles – Goodwill and Other. This requires that goodwill be reviewed annually, or more frequently as a result of an event or change in circumstances, for possible impairment with impaired assets written down to fair value. Additionally, existing goodwill and intangible assets must be assessed and classified within the statement’s criteria.

As of May 31, 2012, the Company conducted its annual impairment test of goodwill by comparing the fair value of the reporting unit to the carrying amount of the underlying assets and liabilities of its single reporting unit. The Company determined that the fair value of the reporting unit exceeded the carrying amount of the assets and liabilities, therefore no impairment existed as of the testing date. The Company concluded that no facts or circumstances arose during the three months ended August 31, 2012 to warrant an interim impairment test.

CAPITALIZED PATENT COSTS

Costs related to patent applications are capitalized as incurred and are amortized once the patent application is accepted or are expensed if the application is finally rejected.  Patent costs are amortized over their estimated economic lives under the straight-line method, and are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable through the estimated undiscounted future cash flows from the use of the associated patent. Capitalized patent costs totaled approximately $6,000 for the three month period ending August 31, 2012.  The Company did not capitalize any patent costs during the three month period ending August 31, 2011.

LONG-LIVED ASSETS

The Company periodically reviews the carrying value of all intangible and other long-lived assets. If indicators of impairment exist, the Company compares the undiscounted cash flows estimated to be generated by those assets over their estimated economic life to the related carrying value of those assets to determine if the assets are impaired. If the carrying value of the asset is greater than the estimated undiscounted cash flows, the carrying value of the assets would be decreased to their fair value through a charge to operations. As of August 31, 2012, the Company does not have any long-lived assets it considers to be impaired.

STOCK BASED COMPENSATION

Stock-based compensation expense for all stock-based payment awards made to employees and directors is measured based on the grant-date fair value of the award.  The Company estimated the fair value of each share-based award using the Black-Scholes option valuation model. The Black-Scholes option valuation model incorporates assumptions as to stock price volatility, the expected life of options, a risk-free interest rate and dividend yield. The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the award.

The Company’s 1994 Stock Option Plan provided for the granting of stock options at an exercise price not less than fair market value of the stock on the date of the grant and with vesting schedules as determined by the Board of Directors. No new options could be granted under the Plan after fiscal year 2004 and all stock options had vested prior to May 31, 2009.  During fiscal 2012, all options awarded under the 1994 Stock Option Plan had expired. In May 2011, the 2011 Equity Incentive Plan (the “2011 Plan”) was approved by the Company’s shareholders, pursuant to which 150,000 shares of our common shares are reserved for issuance. Additionally, any future shares subject to any award under the 2011 Plan that expires, is terminated unexercised or is forfeited will be available for awards under the 2011 Plan. The Company may grant stock options, restricted stock, restricted stock units, stock equivalents and awards of shares of common stock that are not subject to restrictions or forfeiture under the 2011 Plan.  As of August 31, 2012, 10,000 options were awarded under the 2011 Plan.

The following table summarizes option activity under the 1994 Stock Option Plan and 2011 Plan:

		Weighted	Weighted-
		Average	Average
	Number of	Exercise Price	Remaining	Aggregate
	Options	Per Share	Life (in years)	Intrinsic Value

Outstanding options at May 31, 2011	1,350	$1.80	0.50	$810
Granted	10,000	2.40	10.00	-
Exercised	-	-	-	-
Forfeited or expired	(1,350)	0.86	-	-

Outstanding options at May 31, 2012	10,000	2.40	9.02	-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or expired	-	-	-	-

Outstanding options at August 31, 2012	10,000	$2.40	8.77	$7,000

Exercisable at August 31, 2012	3,889	$2.40	8.77	$2,722

The Company determined the volatility for options granted during the three months ended August 31, 2012 using the historical volatility of the Company’s common stock. The expected life of options has been determined utilizing the “simplified” method as prescribed in ASC 718 Compensation, Stock Compensation. The expected life represents an estimate of the time options are expected to remain outstanding. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

For the three month periods ended August 31, 2012 and 2011, the Company expensed approximately $2,000, respectively, of stock-based compensation.  The weighted-average fair value of each option granted in the three month period ended August 31, 2011 is estimated as $2.35 on the date of grant using the Black-Scholes model with the following weighted average assumptions:

Expected life	5.77 years
Assumed annual dividend growth rate	0%
Expected volatility	188%
Risk free interest rate	1.86%

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company’s foreign operations (Germany and Italy) is the Euro. As a result, assets and liabilities are translated at period-end exchange rates and revenues and expenses are translated at the average exchange rates. Adjustments resulting from translation of such financial statements are classified in accumulated other comprehensive income (loss). Foreign currency gains and losses arising from transactions were included in the statements of operations. For the three month periods ended August 31, 2012 and 2011, the Company recorded a net gain from foreign currency related transactions of approximately $3,000, and $17,000, respectively, to Other income in the Consolidated Condensed Statements of Operations.

INCOME TAXES

The provision for income taxes is based on the earnings or losses reported in the consolidated financial statements. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company provides a valuation allowance against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.

BALANCE SHEET COMPONENTS

Details of certain balance sheet captions are as follows:

	August 31, 2012	August 31, 2011
	(Amounts in thousands)

Property and equipment	$2,129	$2,125
Accumulated depreciation and amortization	(2,094)	(2,083)
Property and equipment, net	$35	$42

NET INCOME PER COMMON SHARE

Basic and diluted net income per share are computed by dividing the net income by the weighted-average number of common shares outstanding. Diluted net income per share is computed by dividing net income by the weighted-average number of common and equivalent dilutive common shares outstanding.  For periods in which losses are reported potentially dilutive common stock equivalents are excluded from the calculation of diluted loss per share because the effect is antidilutive.

The following table details the derivation of weighted average shares outstanding used in the calculation of basic and diluted net income for each period:

	For the Three Months Ended
	August 31, 2012	August 31, 2011
	(amounts in thousands)

Net income available to common shareholders	$173	$53

Weighted average number of common shares outstanding
used in calculation of basic earnings per share	995,135	995,135
Incremental shares from the assumed exercise of
dilutive stock options	6,099	9,909

Weighted average number of common shares
outstanding used in calculating diluted earnings
per share	1,001,234	1,005,044

For the three month period ended August 31, 2012, all options were included in the above calculation.  For the three month period ended August 31, 2011, 1,906 options to purchase common shares were anti-dilutive and were excluded from the above calculation.

C. Segment Information

The Company operates in one reportable segment and is engaged in the development, marketing, distribution and support of computer aided design and product data management and collaboration computer solutions. The Company’s operations are organized geographically with offices in the U.S. and foreign offices in Germany and Italy. Components of revenue and long-lived assets (consisting primarily of intangible assets, capitalized software and property, plant and equipment) by geographic location, are as follows (in thousands):

	Three Month Periods Ended
Revenue:	August 31, 2012	August 31, 2011
North America	$1,198	$1,088
Europe	333	395
Asia	166	130
Eliminations	(127)	(49)
Consolidated Total	$1,570	$1,564

Long Lived Assets:	As of August 31, 2012	As of May 31, 2012
North America	$4,845	$4,769
Europe	116	119
Consolidated Total	$4,961	$4,888

D.  Note Receivable

Joseph Mullaney, the Company’s CEO, was extended a non-interest bearing note in the amount of $134,000 related to a stock transaction in May, 1998. The note is partially secured by the Company stock acquired in that transaction. The Company has accounted for the note as a fixed arrangement.

E.  Rights Agreement

On February 3, 2012, the Company entered into a Rights Agreement with Registrar and Transfer Company, as Rights Agent, dated as of February 3, 2012 (the “Rights Agreement”). By adopting the Rights Agreement, the Board of Directors was seeking to protect the Company’s ability to carry forward its net operating losses and certain other tax attributes (collectively, “NOLs”). The Company has experienced and may continue to experience substantial operating losses, and for federal and state income tax purposes, the Company may “carry forward” net operating losses in certain circumstances to offset current and future taxable income, which will reduce federal and state income tax liability, subject to certain requirements and restrictions. These NOLs are a valuable asset of the Company, which may inure to the benefit of the Company and its shareholders. However, if the Company experiences an “ownership change,” as defined in Section 382 of the Internal Revenue Code (the “Code”), its ability to use the NOLs could be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could significantly impair the value of the Company’s NOL asset. Generally, an “ownership change” occurs if the percentage of the Company’s stock owned by one or more “five percent stockholders” increases by more than fifty percentage points over the lowest percentage of stock owned by such stockholders at any time during the prior three-year period or, if sooner, since the last “ownership change” experienced by the Company. An NOL rights agreement like the Rights Agreement with a 4.99% “trigger” threshold is intended to act as a deterrent to any person acquiring 4.99% or more of the outstanding shares of Common Stock without the approval of the Board of Directors. This would protect the Company’s NOL asset because changes in ownership by a person owning less than 4.99% of the Common Stock are not included in the calculation of “ownership change” for purposes of Section 382 of the Code.

In connection with the Rights Agreement, the Board of Directors of the Company declared a dividend of one common share purchase right (a “Right”) for each outstanding share of common stock, par value $.10 per share, of the Company (the “Common Stock”). The dividend was issued on February 15, 2012 to the stockholders of record on February 15, 2012. Each Right entitles the registered holder to purchase from the Company one share of Common Stock in certain circumstances at a price of $5.00 per share of Common Stock, subject to adjustment.

In the event that a person or group of affiliated or associated persons becomes an Acquiring Person, as defined in the Rights Agreement, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of Common Stock having a market value of two times the purchase price of the Right.

F. Sale of Patents

In June 2012, the Company sold to an unrelated third party (the “Buyer”) its rights, title and interests in three of its U.S. patents (the “Patents”) all entitled Method and System for Design and Drafting in exchange for a non-refundable, initial royalty payment of $200,000 (the “Initial Payment”). These Patents were derived from our development work related to our CADRA product line and the inventions are a key, time saving feature within that technology offering. The Company received a limited, non-exclusive, royalty-free license under the Patents to make, use, offer to sell, or sell our products or services.

The agreement gives the Buyer complete control over what, if any, actions shall be taken in the future to monetize the Patents through licensing, sale, enforcement or other means. In the event whereby monies are derived from the Patents, the Company is due 30% of the net proceeds (the “Net Proceeds”), as defined in the agreement. The Initial Payment shall be reimbursable from Net Proceeds to the extent any are due. There can be no assurance that the Company will derive any additional monies from the Patents, however.

The sale of the Patents is a multiple element arrangement as defined under ASC 605 and, as such, the Company allocated the Initial Payment between the sale of the Patents that were delivered during the fiscal quarter and support services that were undelivered. Support services include being available to the Buyer to assist them should they require such assistance in licensing or pursuing other means of monetizing the Patents to third parties. The allocation of the Initial Payment to the patent and support services elements was based on management’s best estimate of the selling price of each element. The Initial Payment was allocated as follows: Patents - $190,000; and Support Services - $10,000. Additional monies due the Company in the form of royalties from its 30% share of Net Proceeds will be recorded in the quarterly period in which the Buyer notifies the Company such payments are due. Such notification and payment, if any, are due thirty calendar days after the end of each calendar quarter. The revenue allocated to support services has been deferred and will be recognized as revenue when the services are performed.

Subsequent to the end of the quarter, the agreement was amended to include two other U.S. patents (“Additional Patents”) entitled Product Development System and Method Using Integrated Process and Data Management. These Additional Patents were derived from the development work related to our ProductCenter product line and are a core and essential capability within that product offering. The Company received a limited, non-exclusive, royalty-free license under the Additional Patents to make, use, offer to sell or sell our products or services. As a result of the amendment, the Initial Payment was increased by $100,000. There can be no assurance that the Company will derive any other monies from the Additional Patents, however.

The Company retained its three U.S. patent applications that it acquired or filed since the Recapitalization Transaction in March 2011. These patent applications were not included in the above described agreement. The Company expects to be actively engaged with the U.S. Patent and Trademark Office for the foreseeable future with regard to those filings.

G. Subsequent Events

The Company has evaluated all events and transactions that occurred after the balance sheet and through the date that the financial statements were available to be issued.

As described in Note F above, in September 2012 the Company sold the Additional Patents related to its ProductCenter technology in exchange for approximately $100,000 and a portion of any future Net Proceeds, in the event the Buyer collects monies associated with the Patents and/or the Additional Patents.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the various costs and expenses of the Registrant in connection with the offering described in the registration statement. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$108
Legal fees and expenses	230,000
Accounting fees and expenses	25,000
Printing and engraving fees	5,000
Total:	$260,108

Item 14.  Indemnification of Directors and Officers.

Section 8.51 of the Massachusetts Business Corporation Act (the “MBCA”), under which the Registrant is governed, provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful or he engaged in conduct for which he shall not be liable under a provision of the articles of organization.  Section 8.51 also permits a corporation to indemnify a director for conduct for which such individual is or would be exculpated under the corporation’s articles of organization, whether or not the director satisfied a particular standard of conduct.  Section 8.52 of the MBCA requires corporations to indemnify any director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.53 of the MBCA provides that, before the final disposition of a proceeding, a corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is party to such proceeding because he is a director if he delivers to the corporation (a) a written affirmation of his good faith belief that he has met the relevant standard of good faith described in Section 8.51 of the MBCA or that the proceeding involves conduct for which liability has been eliminated pursuant to Section 2.02 of the MBCA and (b) a written undertaking with an unlimited general obligation of the director to repay any funds advanced if he is not entitled to mandatory indemnification under Section 8.52 of the MBCA and it is ultimately determined, under Section 8.54 or Section 8.55 of the MBCA that he does not meet the relevant standard of conduct described in Section 8.51.

Section 8.56 of the MBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the by-laws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.  This broader permissible indemnification for officers also is available for a director who is an officer if the individual becomes party to a proceeding on the basis of an act or omission solely as an officer.  Section 8.56 of the MBCA also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52 of the MBCA, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 2.02 of the MBCA provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions under Sections 6.40 of the MBCA or (4) for any transaction from which the director derived an improper personal benefit.

On October 14, 1987, the shareholders of the Registrant approved an amendment to the Registrant’s articles of organization, as amended. The amendment to the articles of organization, as amended, which was filed with the Secretary of the Commonwealth of Massachusetts on December 3, 1987, is as follows:

“Article 6C.  Limitation of Liability of Directors.  No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit the liability of a director (i) for any beach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of the Massachusetts Business Corporation Law, or (iv) with respect to any transaction from which the director derived an improper personal benefit.

The provisions of this Article shall not eliminate or limit the liability of a director of this Corporation for any act or omission occurring prior to the date on which this Article became effective. No amendment or repeal of this Article shall adversely affect the rights and protection afforded to a director of this Corporation under this Article for acts of omissions occurring while this Article is in effect.

If the Massachusetts Business Corporation Law is subsequently amended to further eliminate or limit the personal liability of directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the directors of this Corporation shall, without further action of the Board of Directors or the shareholders of this Corporation, be eliminated or limited to the extent permitted by the Massachusetts Business Corporation Law as so amended.”

The By-laws of the Registrant provide for indemnification of officers and directors as follows:

“9.     Indemnification.  The corporation shall indemnify each person (and his heirs, executors, administrators, or other legal representatives) who is, or shall have been, a Director or officer of the corporation or any person who is serving, or shall have served, at the request of the corporation as a Director or officer of another organization in which the corporation has an interest against all liabilities and expenses, including judgments, fines, penalties and attorneys’ fees and all amounts paid, other than to the corporation or such other organization, except in relation to matters as to which any such Director, officer, or person shall be finally adjudged, other than by consent, in such actions, suit or proceeding (a) not to have acted in good faith or (b) to have been liable for negligence or misconduct, in the performance of his duty as such Director or officer; provided, however, that indemnity shall not be made with respect to any such amounts paid in compromise or settlement or by consent, unless the Board of Directors shall have determined in good faith that the Director, officer or person making such compromise, settlement, or consent either acted in good faith or was not liable for negligence or misconduct in the performance of his duty as such Director or officer in connection with the matter or matters out of which such compromise, settlement or consent arose.

The foregoing right of indemnification shall not be exclusive of any other rights to which any such Director, officer or person is entitled under any agreement, vote of shareholders, statute, or as a matter of law, or otherwise. The provisions of this section are separable, and if any provision or portion hereof shall for any reason be held inapplicable, illegal or ineffective, this shall not affect any right of indemnification existing otherwise than under this section.”

On July 9, 1981, the shareholders of the Registrant voted to amend Article V, Paragraph 9, of the By-laws as follows:

“To amend the By-laws of this Corporation to provide for the payment by the Corporation, to any director, officer or other person entitled to indemnity under these By-laws, of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of the action or proceeding upon receipt of an undertaking by the person entitled to indemnity to repay the payment if he is later adjudicated not to be entitled to indemnification under Section 67 of Chapter 156B of the Massachusetts General Laws.”

The Registrant has a directors and officers liability policy that insures the Registrant’s directors and officers against certain liabilities which they may incur as directors or officers of the Registrant.

Item 15.  Recent Sales of Unregistered Securities.

On March 11, 2011, we completed a private placement in which we issued 384,588 shares of common stock at a purchase price of $1.09667 per share to the investors set forth below pursuant to a securities purchase agreement dated March 8, 2011.

Investors	Number of Shares
Joseph P. Mullaney	80,000
Robert B. Anthonyson	129,838
J. Phillip Cooper	25,000
Lee Paull	45,500
Leonard Schrank	22,500
Timothy Weatherford	22,750
Chandra Singh	45,500
Glenn Dillon	13,500
Total	384,588

We received an aggregate of approximately $422,000 in proceeds from the private placement.  We did not engage any underwriters or in any public advertising or general solicitation in connection with the issuance of the common stock.  The securities were offered pursuant to the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder, as transactions not involving a public offering. The proceeds from these transactions were used toward settlement of outstanding debt under our financing arrangements with Greenleaf and to provide the Registrant with working capital.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description of Document
2.1

Memorandum of Agreement by and between the Company and Victor G. Bovey, dated April 11, 2011 (previously filed). (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.)

2.1.1	Amendment to Memorandum of Agreement by and between the Company and Victor G. Bovey, on behalf of AMT Software, LLC, dated May 24, 2011 (previously filed).
3.1

Articles of Organization, as amended through October 12, 1988 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, filed on April 14, 2008).

3.1.1	Articles of Amendment to Articles of Organization, dated April 15, 2011 (incorporated by reference to Exhibit 3.1.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
3.1.2	Articles of Amendment to Articles of Organization, effective June 7, 2011 (incorporated by reference to Exhibit 3.1.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
3.2	By-laws (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, filed on April 14, 2008).
4.1

Rights Agreement, dated as of February 3, 2012 between the Company and Registrar and Transfer Company, as Rights Agent, together with the following Exhibits thereto; Exhibit A –Form of Right Certificate; Exhibit B- Summary of Rights (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on February 3, 2012).

5.1	Legal Opinion of Edwards Angell Palmer & Dodge LLP.
10.1	Term Note by the Company in favor of Greenleaf Capital, Inc. dated March 25, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 1, 2009).
10.2

Revolving Line of Credit Note by the Company in favor of Greenleaf Capital, Inc. dated March 25, 2009 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 1, 2009).

10.2.1

First Amendment to Revolving Line of Credit Note by and between the Company and Greenleaf Capital, Inc. dated October 30, 2009 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 12, 2009).

10.3

Security Agreement by and between the Company and Greenleaf Capital, Inc. dated March 25, 2009 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 1, 2009).

10.3.1

First Amendment to Security Agreement by and between the Company and Greenleaf Capital, Inc. dated March 8, 2011 (incorporated by reference to Exhibit 10.3.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.4

Forbearance Agreement by and among the Company, Workgroup Technology Corporation, Information Decisions Incorporated and Greenleaf Capital, Inc. dated August 26, 2010 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.5

Debt Forgiveness Agreement by and among the Company, Workgroup Technology Corporation, Information Decisions Incorporated and Greenleaf Capital, Inc. dated March 8, 2011 (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.6

Amended and Restated Promissory Note by the Company in favor of Greenleaf Capital, Inc. dated March 8, 2011 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.7

Loan, Pledge and Security Agreement by and between the Company and One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.7.1	Amendment No. 1 to the Loan, Pledge and Security Agreement dated May 31, 2012 (filed herewith)
10.8	Term Note by the Company in favor of One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
10.9

Revolving Line of Credit Note by the Company in favor of One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.10

Securities Purchase Agreement by and among the Company and the purchasers named therein dated March 8, 2011 (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.11

Registration Rights Agreement by and among the Company and the purchasers named therein dated March 8, 2011 (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.12

Stockholder’s Agreement by and between the Company and Greenleaf Capital, Inc. dated March 8, 2011 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.13	SofTech, Inc. 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
10.14

Form of Notice of Grant of Incentive Stock Option and Option Agreement under 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.15

Form of Notice of Grant of Nonqualified Stock Option and Option Agreement under 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.16

Form of Notice of Grant of Restricted Stock and Restricted Stock Agreement under 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.17

Form of Notice of Grant of Restricted Stock and Restricted Stock Agreement under 2011 Equity Incentive Plan (Non-Employee Directors) (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.18

Form of Notice of Grant of Nonqualified Stock Option and Option Agreement under 2011 Equity Incentive Plan (Non-Employee Directors) (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.19

Intellectual Property Security Agreement by and between SofTech, Inc. and One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement filed on Form S-1/A on September 27, 2011).

10.20

Guaranty Agreement by Information Decisions, Incorporated and Workgroup Technology Corporation, in favor of One Conant Capital, LLC dated March 8, 2011(incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement filed on Form S-1/A on September 27, 2011).

10.21

Security Agreement by and between Information Decisions, Incorporated, Workgroup Technology Corporation and One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement filed on Form S-1/A on September 27, 2011).

10.22

Intellectual Property Security Agreement by and between Workgroup Technology Corporation and One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement filed on Form S-1/A on September 27, 2011).

10.23

Guaranty Agreement by Joseph P. Mullaney in favor of One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement filed on Form S-1/A on September 27, 2011).

10.24

Pledge and Security Agreement by and between Joseph P. Mullaney and One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement filed on Form S-1/A on September 27, 2011).

10.25

Subordination and Intercreditor Agreement by and among One Conant Capital, LLC, Greenleaf Capital, Inc. and SofTech, Inc. dated March 8, 2011 (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement filed on Form S-1/A on September 27, 2011).

16.1	Letter from Caturano and Company Inc. dated November 17, 2011.
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
23.1	Consent of McGladrey LLP. (filed herewith)
23.3	Consent of Edwards Angell Palmer & Dodge LLP (included in Exhibit 5.1).
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document
**

XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

(b) Financial Statement Schedules. The Financial Statement Schedules have been omitted because the information has been included in the financial statements or the notes thereto included in this Registration Statement.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lowell, State of Massachusetts, on November 9, 2012.

SOFTECH, INC.

Date:  November 9, 2012

/s/ Joseph P. Mullaney

Joseph P. Mullaney
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Joseph P. Mullaney	President, Chief Executive Officer and Director	November 9, 2012
Joseph P. Mullaney	(Principal Executive Officer)

/S/ Amy E. McGuire	Treasurer, Clerk and Chief Financial Officer	November 9, 2012
Amy E. McGuire	(Principal Financial and Accounting Officer)

By: /S/ Joseph P. Mullaney Joseph P. Mullaney Attorney-in-fact	Vice President of Business Development and Director	November 9, 2012
Robert B. Anthonyson

By: /S/ Joseph P. Mullaney Joseph P. Mullaney Attorney-in-fact	Director	November 9, 2012
J. Phillip Cooper

By: /S/ Joseph P. Mullaney Joseph P. Mullaney Attorney-in-fact	Director	November 9, 2012
Hank Nelson

EXHIBIT INDEX

Exhibit No.	Description of Document
2.1

Memorandum of Agreement by and between the Company and Victor G. Bovey, dated April 11, 2011 (previously filed). (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.)

2.1.1	Amendment to Memorandum of Agreement by and between the Company and Victor G. Bovey, on behalf of AMT Software, LLC, dated May 24, 2011 (previously filed).
3.1

Articles of Organization, as amended through October 12, 1988 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, filed on April 14, 2008).

3.1.1	Articles of Amendment to Articles of Organization, dated April 15, 2011 (incorporated by reference to Exhibit 3.1.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
3.1.2	Articles of Amendment to Articles of Organization, effective June 7, 2011 (incorporated by reference to Exhibit 3.1.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
3.2	By-laws (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, filed on April 14, 2008).
4.1

Rights Agreement, dated as of February 3, 2012 between the Company and Registrar and Transfer Company, as Rights Agent, together with the following Exhibits thereto; Exhibit A –Form of Right Certificate; Exhibit B- Summary of Rights (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on February 3, 2012).

5.1	Legal Opinion of Edwards Angell Palmer & Dodge LLP.
10.1	Term Note by the Company in favor of Greenleaf Capital, Inc. dated March 25, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 1, 2009).
10.2

Revolving Line of Credit Note by the Company in favor of Greenleaf Capital, Inc. dated March 25, 2009 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 1, 2009).

10.2.1

First Amendment to Revolving Line of Credit Note by and between the Company and Greenleaf Capital, Inc. dated October 30, 2009 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 12, 2009).

10.3

Security Agreement by and between the Company and Greenleaf Capital, Inc. dated March 25, 2009 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 1, 2009).

10.3.1

First Amendment to Security Agreement by and between the Company and Greenleaf Capital, Inc. dated March 8, 2011 (incorporated by reference to Exhibit 10.3.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.4

Forbearance Agreement by and among the Company, Workgroup Technology Corporation, Information Decisions Incorporated and Greenleaf Capital, Inc. dated August 26, 2010 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.5

Debt Forgiveness Agreement by and among the Company, Workgroup Technology Corporation, Information Decisions Incorporated and Greenleaf Capital, Inc. dated March 8, 2011 (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.6

Amended and Restated Promissory Note by the Company in favor of Greenleaf Capital, Inc. dated March 8, 2011 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.7

Loan, Pledge and Security Agreement by and between the Company and One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.7.1	Amendment No. 1 to the Loan, Pledge and Security Agreement dated May 31, 2012 (filed herewith)
10.8	Term Note by the Company in favor of One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
10.9

Revolving Line of Credit Note by the Company in favor of One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.10

Securities Purchase Agreement by and among the Company and the purchasers named therein dated March 8, 2011 (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.11

Registration Rights Agreement by and among the Company and the purchasers named therein dated March 8, 2011 (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.12

Stockholder’s Agreement by and between the Company and Greenleaf Capital, Inc. dated March 8, 2011 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.13	SofTech, Inc. 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

Exhibit No.	Description of Document
10.14

Form of Notice of Grant of Incentive Stock Option and Option Agreement under 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.15

Form of Notice of Grant of Nonqualified Stock Option and Option Agreement under 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.16

Form of Notice of Grant of Restricted Stock and Restricted Stock Agreement under 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.17

Form of Notice of Grant of Restricted Stock and Restricted Stock Agreement under 2011 Equity Incentive Plan (Non-Employee Directors) (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.18

Form of Notice of Grant of Nonqualified Stock Option and Option Agreement under 2011 Equity Incentive Plan (Non-Employee Directors) (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).

10.19

Intellectual Property Security Agreement by and between SofTech, Inc. and One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement filed on Form S-1/A on September 27, 2011).

10.20

Guaranty Agreement by Information Decisions, Incorporated and Workgroup Technology Corporation, in favor of One Conant Capital, LLC dated March 8, 2011(incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement filed on Form S-1/A on September 27, 2011).

10.21

Security Agreement by and between Information Decisions, Incorporated, Workgroup Technology Corporation and One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement filed on Form S-1/A on September 27, 2011).

10.22

Intellectual Property Security Agreement by and between Workgroup Technology Corporation and One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement filed on Form S-1/A on September 27, 2011).

10.23

Guaranty Agreement by Joseph P. Mullaney in favor of One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement filed on Form S-1/A on September 27, 2011).

10.24

Pledge and Security Agreement by and between Joseph P. Mullaney and One Conant Capital, LLC dated March 8, 2011 (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement filed on Form S-1/A on September 27, 2011).

10.25

Subordination and Intercreditor Agreement by and among One Conant Capital, LLC, Greenleaf Capital, Inc. and SofTech, Inc. dated March 8, 2011 (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement filed on Form S-1/A on September 27, 2011).

16.1	Letter from Caturano and Company Inc. dated November 17, 2011.
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement filed on Form S-1 on June 9, 2011).
23.1	Consent of McGladrey LLP. (filed herewith)
23.3	Consent of Edwards Angell Palmer & Dodge LLP (included in Exhibit 5.1).
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document
**

XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.